UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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CENTRAL PACIFIC FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CENTRAL PACIFIC FINANCIAL CORP.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

APRIL 26, 2019 ANNUAL MEETING
YOUR VOTE IS IMPORTANT

March 8, 2019

Dear Fellow Shareholder:

On behalf of your Board of Directors, we cordially invite you to attend the 2019 Annual Meeting of Shareholders of Central Pacific Financial Corp. The Annual Meeting will be held on Friday, April 26, 2019, at 11:00 a.m., Hawaii time, at Harbor Square, 4th Floor, Waikiki Room, 225 Queen Street, Honolulu, Hawaii 96813. Your Board and management look forward to greeting those shareholders able to attend the meeting in person.

This year, we will again be using the “Notice and Access” method of providing proxy materials to shareholders via the Internet. We believe that this process provides shareholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to most of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of the proxy materials. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe proposals to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you vote by internet, telephone or by mail, as set forth in the voting instructions or proxy card that are included with these materials, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is important, so please act at your earliest convenience.

We appreciate your continued interest in Central Pacific Financial Corp.

Sincerely,

Paul K. Yonamine
Chief Executive Officer

CENTRAL PACIFIC FINANCIAL CORP.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2019

TO THE SHAREHOLDERS OF CENTRAL PACIFIC FINANCIAL CORP.:

NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of Central Pacific Financial Corp. (the “Company”) will be held at Harbor Square, 4th Floor, Waikiki Room, 225 Queen Street, Honolulu, Hawaii 96813, on Friday, April 26, 2019, at 11:00 a.m., Hawaii time, for the purpose of considering and voting upon the following proposals:

(1)	Election of Directors. To elect up to twelve (12) persons to the Board of Directors for a term of one (1) year and to serve until their successors are elected and qualified, as more fully described in the accompanying Proxy Statement.
(2)	Executive Compensation. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (“Say-on-Pay”).
(3)	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
(4)	Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments or postponements thereof.

Only those shareholders of record at the close of business on February 22, 2019 shall be entitled to notice of and to vote at the Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO VOTE AND CAN DO SO BY INTERNET, TELEPHONE OR BY MAIL, AS SET FORTH IN THE VOTING INSTRUCTIONS OR PROXY CARD THAT ARE INCLUDED WITH THESE MATERIALS. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

Important notice regarding the availability of proxy materials for the annual shareholders’ meeting to be held on April 26, 2019. Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are accessible, free of charge, at https://www.centralpacificbank.com/2019proxy and https://www.proxyvote.com.

By Order of the Board of Directors,

GLENN K.C. CHING
Executive Vice President and Corporate Secretary

Dated: March 8, 2019

CENTRAL PACIFIC FINANCIAL CORP.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 26, 2019

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Central Pacific Financial Corp. (the “Company”) for use at the 2019 Annual Meeting of Shareholders (the “Meeting”) of the Company to be held at Harbor Square, 4th Floor, Waikiki Room, 225 Queen Street, Honolulu, Hawaii 96813, on Friday, April 26, 2019, at 11:00 a.m., Hawaii time, and at any and all adjournments or postponements thereof. The Notice of Internet Availability of Proxy Materials, this Proxy Statement and accompanying form of proxy or voting instruction card, are first being made available to shareholders on or about March 8, 2019.

Proposals to be Considered

The proposals to be considered and voted upon at the Meeting will be:

(1)	Election of Directors. To elect up to twelve (12) persons to the Board of Directors for a term of one (1) year and to serve until their successors are elected and qualified, as more fully described in this Proxy Statement.
(2)	Executive Compensation. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.
(3)	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
(4)	Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments or postponements thereof.

Record Date, Outstanding Securities and Voting Rights

The Board fixed the close of business on February 22, 2019 as the record date (the “Record Date”) for the determination of the shareholders of the Company entitled to notice of and to vote at the Meeting. Only holders of record of shares of the Company’s Common Stock (“Common Stock”) at the close of business on the Record Date will be entitled to vote at the Meeting and at any adjournment or postponement of the Meeting. There were 28,836,541 shares of the Company’s Common Stock, no par value, issued and outstanding on the Record Date, held by approximately 3,441 holders of record. There are no other classes of shares of the Company’s capital stock outstanding.

Each holder of Common Stock will be entitled to one (1) vote, in person or by proxy, for each share of Common Stock standing in the holder’s name on the books of the Company as of the Record Date on any matter submitted to the vote of the shareholders.

Quorum

The required quorum for the transaction of business at the Meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the Meeting, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum.

Broker Authority to Vote

Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker who holds shares in street name for customers has the authority to vote on certain “routine” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. NYSE member brokers will not be permitted to vote on proposal numbers 1 or 2 unless they receive instructions from their customers. NYSE rules permit member brokers that do not receive instructions from their customers, to vote on proposal number 3 as discussed above in their discretion.

Vote Required to Approve the Proposals

The following chart sets forth the required vote to approve each proposal to be considered and voted upon at the Meeting, and the effect of “Withhold” votes, abstentions, and broker non-votes.

Proposal	Required Vote	Effect of “Withhold” Votes, Abstentions, Broker Non-Votes
Proposal 1—Election of Directors	Affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote.	“Withhold” votes will have the effect of a vote AGAINST the election of directors. Broker non-votes will have no effect on the voting for the election of directors.

Proposal 2—Proposal relating to an advisory (non-binding) vote on executive compensation (“Say-On-Pay”)	Affirmative vote of a majority of the shares of Common Stock represented and voting on the matter.	Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

Proposal 3—Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	Affirmative vote of a majority of the shares of Common Stock represented and voting on the matter.	Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

Additional information regarding each of these proposals is provided in the section titled DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS (for Proposals 1 through 3 above).

The following is the Board’s recommendation with respect to each of the proposals to be considered and voted upon at the Meeting:

Proposal 1—	The Board recommends a vote “FOR” the election of all nominees as directors.
Proposal 2—	The Board recommends a vote “FOR” the compensation of the Company’s named executive officers.
Proposal 3—	The Board recommends a vote “FOR” ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of the Meeting and this Proxy Statement. If any other matters are presented properly at the Meeting, however, the proxy will be voted by the proxy holders in accordance with the recommendations of the Board or, if no recommendation is given, in their own discretion.

Voting

You may vote by internet, telephone or by mail, as set forth in the voting instructions or proxy card that is provided to you.

Voting by Internet or Telephone. Voting by internet or telephone is fast and convenient and your vote is immediately confirmed and tabulated. The internet and telephone voting procedures are designed to authenticate votes cast by use of a personal identification number which is provided with your voting instructions. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by internet or telephone, you do not have to mail in a proxy card, but your vote must be received by the voting deadline set forth in your voting instructions.

Voting by Mail. If you wish to vote by mail, you may request a paper copy of these materials which will include a proxy card. If you vote by proxy card, be sure to complete, sign, date and mail your proxy card in the accompanying postage-prepaid envelope by the voting deadline set forth on the proxy card.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if internet or telephone voting is available. If your bank or broker does make internet or telephone voting available, please follow the voting instructions provided by your bank or broker.

If you vote by internet or by telephone, you should not return a proxy card.

Revocability of Proxies

Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Meeting and voting in person at the Meeting. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders in accordance with the instructions on the proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies.

Solicitation of Proxies

This solicitation of proxies is made on behalf of the Board and the Company will bear the costs of the preparation of proxy materials and the solicitation of proxies for the Meeting. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company or its subsidiary, Central Pacific Bank (the “Bank”), may solicit proxies personally, by telephone, electronically or by other means of communication. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to beneficial owners. The Company has retained D.F. King & Co., Inc. to assist it in connection with the solicitation of proxies for a fee of approximately $8,500, plus reimbursement of expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2019.

The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available free of charge at https://www.centralpacificbank.com/2019proxy and at https://www.proxyvote.com.

In addition, the Company will provide without charge, upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2018. Requests should be directed to Central Pacific Financial Corp., Attn: Investor Relations, P.O. Box 3590, Honolulu, Hawaii 96811 or to https://www.proxyvote.com.

The Company will also deliver promptly upon written or oral request a separate copy of the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement, to any shareholder who shares an address with other shareholders and where only one (1) set of materials were sent to that address to be shared by all shareholders at that address.

We are furnishing materials to our shareholders primarily via the internet instead of mailing printed copies of those materials to our shareholders. By doing so, we save costs and reduce the environmental impact of the Meeting. On March 8, 2019, the Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to shareholders. The Notice contains instructions about how to access our proxy materials and vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Principal Shareholders

Based on filings made under Section 13(d) and Section 13(g) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of February 22, 2019, the following were the only persons known to management of the Company to beneficially own more than five percent (5%) of the Company’s outstanding Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	4,320,108	14.8%
The Vanguard Group(2) P.O. Box 2600 Valley Forge, Pennsylvania 19482	3,028,673	10.38%
(1)	Pursuant to Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2019, wherein BlackRock, Inc. reported sole voting power as to 4,225,081 shares of Company Common Stock, and sole dispositive power as to 4,320,108 shares of Company Common Stock.
(2)	Pursuant to Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019, wherein The Vanguard Group reported sole voting power as to 30,595 shares of Company Common Stock, shared voting power as to 2,700 shares of Company Common Stock, sole dispositive power as to 2,998,178 shares of Company Common Stock, and shared dispositive power as to 30,495 shares of Company Common Stock.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth certain information regarding beneficial ownership of Common Stock by each of the current directors, nominees, and the Named Executive Officers (as defined under “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS—COMPENSATION DISCUSSION AND ANALYSIS”), as well as all directors and executive officers as a group, as of the close of business on February 22, 2019. Unless otherwise noted, the address of each person is c/o Central Pacific Financial Corp., 220 South King Street, Honolulu, Hawaii 96813.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors and Nominees
Christine H. H. Camp	123,117(3)	*
John C. Dean	157,791(4)	*
Earl E. Fry	58,262(5)	*
Wayne K. Kamitaki	8,289(6)	*
Paul J. Kosasa	53,595(7)	*
Duane K. Kurisu	19,323(8)	*
Christopher T. Lutes	1,257(9)	*
Colbert M. Matsumoto	310,646(10)	1.1%
A. Catherine Ngo	181,841(11)	*
Saedene K. Ota	11,359(12)	*
Crystal K. Rose	42,600(13)	*
Paul K. Yonamine	4,400(14)
Named Executive Officers

Blenn A. Fujimoto	42,059(15)	*
David W. Hudson	36,664(16)	*
Arnold D. Martines	16,465(17)	*
David S. Morimoto	20,828(18)	*

All Directors and Current Executive Officers as a Group (16 persons)	1,088,496(19)	3.8%
*	Less than one percent (1%).
(1)	Except as otherwise noted below, each person has sole voting and investment power with respect to the shares listed. The numbers shown include the shares actually owned as of February 22, 2019 and, in accordance with Rule 13d-3 under the Exchange Act, any shares of Common Stock that the person has the right or will have the right to acquire within sixty (60) days of February 22, 2019. For restricted stock awards which have not vested, individuals have voting power with respect to such shares but no investment power.

(2)	In computing the percentage of shares beneficially owned by each person or group of persons named above, any shares which the person (or group) has a right to acquire within sixty (60) days after February 22, 2019 are deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by that person (or group) but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
(3)	103,196 shares of Common Stock are held by Ms. Camp as trustee of the Christine Camp Revocable Trust. 6,112 shares of Common Stock are directly held by Ms. Camp. 12,528 shares of Common Stock are held for Ms. Camp’s account and benefit under the Company’s Directors’ Deferred Compensation Plan. 1,065 shares of Common Stock are held in Ms. Camp’s Simplified Employee Pension Plan Individual Retirement Account. 216 shares of Common Stock are those Ms. Camp has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(4)	50,000 shares of Common Stock are held in Mr. Dean’s Roth Converted IRA account. 56,978 shares of Common Stock are held by Mr. Dean as trustee of the John Dean Revocable Trust. 50,813 shares of Common Stock are those Mr. Dean has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(5)	50,250 shares of Common Stock are held in the Fry Family Trust of which Mr. Fry and his wife are co-trustees and they share voting and investment power. 7,545 shares of Common Stock are held for Mr. Fry’s account and benefit under the Company’s Directors’ Deferred Compensation Plan. 251 shares of Common Stock are directly held by Mr. Fry. 216 shares of Common Stock are those Mr. Fry has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(6)	289 shares of Common Stock are directly held by Mr. Kamitaki. 8,000 shares of Common Stock are held for Mr. Kamataki’s account and benefit under the Company’s Directors’ Deferred Compensation Plan.
(7)	52,456 shares of Common Stock are directly held by Mr. Kosasa. 923 shares of Common Stock are held jointly by Mr. Kosasa and his wife and they share voting and investment powers. 216 shares of Common Stock are those Mr. Kosasa has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(8)	19,323 shares of Common Stock are directly held by Mr. Kurisu.
(9)	1,257 shares are held jointly by Mr. Lutes and his wife.
(10)	70,500 shares of Common Stock are held by Island Insurance Foundation of which Mr. Matsumoto is Vice President and a Director. 40,460 shares of Common Stock are held by Atlas Insurance Foundation of which Mr. Matsumoto is Vice President and a Director. 167,340 shares of Common Stock are held by Island Holdings, Inc. of which Mr. Matsumoto is Chairman of the Board. Mr. Matsumoto shares voting and investment powers over the shares held by Island Insurance Foundation, Atlas Insurance Foundation, and Island Holdings, Inc., but disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. 6,400 shares of Common Stock are directly held by Mr. Matsumoto. 25,730 shares of Common Stock are held for Mr. Matsumoto’s account and benefit under the Company’s Directors’ Deferred Compensation Plan. 216 shares of Common Stock are those Mr. Matsumoto has the right to acquire by exercise of stock options vested pursuant the Company’s equity compensation plans.
(11)	122,268 shares of Common Stock are held by Ms. Ngo and her husband in their Family Trust of which Ms. Ngo and her husband are co-trustees and share voting and investment powers. 41,493 shares of Common Stock are those Ms. Ngo has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans. 9,480 shares of Common Stock are held in Ms. Ngo’s Individual Retirement Account. 2,714 shares of Common Stock are held in Ms. Ngo’s husband’s Individual Retirement Account. 5,886 shares of Common Stock are held by Central Pacific Bank Foundation, of which Ms. Ngo is Vice President and a Director.
(12)	1,659 shares of Common Stock are directly held by Ms. Ota. 9,700 shares of Common Stock are held for Ms. Ota’s account and benefit under the Company’s Directors’ Deferred Compensation Plan.
(13)	27,175 shares of Common Stock are directly held by Ms. Rose. 64 shares of Common Stock are held jointly by Ms. Rose and her husband and they share voting and investment powers. 14,915 shares of Common Stock are held for Ms. Rose’s account and benefit under the Company’s Directors’ Deferred Compensation Plan. 230 shares of Common Stock are held by Ms. Rose as trustee of her pension plan. 216 shares of Common Stock are those Ms. Rose has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(14)	4,400 shares of Common Stock are held for Mr. Yonamine’s account and benefit under the Company’s Directors’ Deferred Compensation Plan.
(15)	26,064 shares of Common Stock are directly held by Mr. Fujimoto. 435 shares of Common Stock are held under Mr. Fujimoto’s account under the Central Pacific Bank 401(k) Retirement Savings Plan. 15,560 shares of Common Stock are those Mr. Fujimoto has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(16)	30,592 shares of Common Stock are held by Mr. Hudson and his wife in their Family Trust which Mr. Hudson and his wife are co-trustees and share voting and investment powers. 6,072 shares of Common Stock are those Mr. Hudson has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(17)	5,047 shares of Common Stock are held jointly by Mr. Martines and his wife and they share voting and investment powers. 6,767 shares of Common Stock are held under Mr. Martines’s account under the Central Pacific Bank 401(k) Retirement Savings Plan. 4,238 shares of Common Stock are held under Mr. Martines’s wife’s account under the Central Pacific Bank 401(k) Retirement Savings Plan. 100 shares of Common Stock are those Mr. Martines has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans. On May 2, 2019, 313 Restricted Stock Units of Mr. Martines’s wife will vest under the Company’s equity compensation plans, and Mr. Martines’s wife intends to take such units in shares net of taxes, and to hold title to such shares jointly with Mr. Martines.
(18)	17,646 shares of Common Stock are directly held by Mr. Morimoto. 2,830 shares of Common Stock are held jointly by Mr. Morimoto and his wife and they share voting and investment powers. 277 shares of Common Stock are held under Mr. Morimoto’s account under the Central Pacific Bank 401(k) Retirement Savings Plan. 75 shares of Common Stock are those Mr. Morimoto has a right to acquire by exercise of stock options vested pursuant to the Company’s equity compensation plans.
(19)	Includes 115,381 shares of Common Stock which the directors and current executive officers have the right to acquire by exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors, executive officers and the beneficial holders of more than ten percent (10%) of the Common Stock are required to file certain reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s Common Stock. Based on its review of copies of those reports, the Company is required to disclose known failures to file required forms, or failures to timely file required reports during the previous year. To the best knowledge of the Company, there were no failures to file or timely file such required reports during year 2018 by any person who was at any time during year 2018 a director, officer, beneficial owner of more than 10% of the Common Stock, or any other person subject to Section 16 of the Exchange Act with respect to the Company.

ELECTION OF DIRECTORS

The Company currently has twelve (12) directors: Christine H. H. Camp, John C. Dean, Earl E. Fry, Wayne K. Kamitaki, Paul J. Kosasa, Duane K. Kurisu, Christopher T. Lutes, Colbert M. Matsumoto, A. Catherine Ngo, Saedene K. Ota, Crystal K. Rose, and Paul K. Yonamine, all of whom are also nominees for directors. The term of all directors expires at the Meeting. Accordingly, there are twelve (12) directors to be elected at the Meeting to serve one-year terms expiring at the 2020 Annual Meeting of Shareholders and until their respective successors are elected and qualified, subject to the earlier of their death, resignation, retirement, disqualification or removal from office.

All nominees have indicated their willingness to serve and unless otherwise instructed, proxies will be voted for all of the nominees. However, in the event that any of them should be unable to serve, the proxy holders named on the proxy card will vote in their discretion for such persons as the Board may recommend.

There are no family relationships among directors or executive officers of the Company. As of the date hereof and for the past five years, no directorships are held by any director or director nominee with a company with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, except for Director Christine H. H. Camp who is a director of the Federal Home Loan Bank of Des Moines, Director John C. Dean who is a director of Elevate Credit, Inc. (NYSE ticker “ELVT”), Director Earl E. Fry, who is a director of Hawaiian Holdings, Inc. (NASDAQ ticker “HA”) and a former director of Xactly Corporation from September 2005 to July 2017, Director Crystal K. Rose, who is also a director of Hawaiian Holdings, Inc. (NASDAQ ticker “HA”), and Director Duane K. Kurisu who previously served as director of Emmaus Life Sciences, Inc. from May 2014 to December 2014.

The election of directors requires a plurality of the votes cast “FOR” the election of the directors by the shares entitled to vote in the election at a meeting at which a quorum is present. Accordingly, the twelve (12) directorships to be filled at the meeting will be filled by the twelve (12) nominees receiving the highest number of “FOR” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL TWELVE (12) NOMINEES.

DIRECTORS’ AND EXECUTIVE OFFICERS’ INFORMATION

The following table sets forth certain information with respect to each of the directors (all of whom are nominees), and executive officers. Information for Ms. Ngo and Mr. Yonamine, who are also executive officers, appears under the “Nominees” heading. The term of each director expires at the Meeting.

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Executive Officer or Director of the Company(1)
Nominees
CAMP, Christine H. H.	President and Chief Executive Officer, Avalon Group, LLC (2002—present) (real estate consulting); Managing Director, Avalon Development Company, LLC (1999—present) (real estate development)	52	2004

DEAN, John C.	Executive Chair (non-executive officer), Central Pacific Financial Corp. and Central Pacific Bank (7/1/2015—9/30/18); Chairman of the Board and Chief Executive Officer, Central Pacific Financial Corp. and Central Pacific Bank (6/1/2014—6/30/2015); President and Chief Executive Officer, Central Pacific Financial Corp. and Central Pacific Bank (4/20/2011—5/31/2014); Managing General Partner, Startup Capital Ventures, L.P. (2005—present) (investment); Managing Member, SCV Management Co, LLC (2005—present) (investment); Managing Director, Tuputele Ventures Fund (2003—present) (investment)	71	2010

FRY, Earl E.	Director and Audit Committee Chair, Hawaiian Holdings, Inc. (5/2016—present) (airline); Director, Xactly Corporation (9/2005—7/2017) (technology); Interim Chief Financial Officer, Informatica Corporation (9/2015—1/2016) (technology); Chief Customer Officer and Executive Vice President, Operations Strategy, Informatica Corporation (11/2014—8/2015) (technology); Chief Financial Officer, Chief Administrative Officer and Executive Vice President of Global Customer Support and Services, Informatica Corporation (2010—10/2014) (technology)	60	2005

KAMITAKI, Wayne K.	President and Chief Executive Officer, Maui Varieties, Ltd. (1990—present) (retail)	67	2015

KOSASA, Paul J.	President and Chief Executive Officer, MNS, Ltd., doing business as ABC Stores (1999—present) (retail)	61	2002

KURISU, Duane K.(2)	Chairman of the Board and Chief Executive Officer, aio, LLC, doing business as aio Group (2002—present) (media/sports/food/real estate/investment)	65	2004

LUTES, Christopher T.	Chief Financial Officer, Elevate Credit, Inc. (2015—present) (technology/risk management/marketing); Chief Financial Officer, Think Finance, Inc. (2007—2014) (technology/risk management/marketing)	51	2018

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Executive Officer or Director of the Company(1)
MATSUMOTO, Colbert M.	Chairman of the Board, Island Holdings, Inc. (2010—present) (insurance/investment); President, Island Holdings, Inc. (2010—6/2018) (insurance/investment); Executive Chairman, Island Insurance Company, Ltd. (1999—present) (insurance); Executive Chairman, Tradewind Capital Group, Inc. (4/2015—present) (investment/asset management); President, Tradewind Capital Group, Inc. (2006—4/2015) (investment/asset management)	66	2004

NGO, A. Catherine
President, Central Pacific Financial Corp.; President and Chief Executive Officer, Central Pacific Bank (10/1/2018—present); President and Chief Executive Officer, Central Pacific Financial Corp. and Central Pacific Bank (7/1/2015—9/30/18); President, Chief Operating Officer, Central Pacific Financial Corp. and Central Pacific Bank (6/1/2014—6/30/2015); Executive Vice President, Chief Administrative Officer, Central Pacific Financial Corp. and Central Pacific Bank (11/23/2010—5/31/2014); General Partner, Startup Capital Ventures, L.P. (2005—present) (investment); Managing Member, SCV Management Co, LLC (2005—present) (investment)
		58	2015

OTA, Saedene K.	President, Sae Design, Inc. (2007—present) (design and marketing); President, Maui Thing LLC (2010—present) (retail)	50	2015

ROSE, Crystal K., J.D.	Partner, Bays Lung Rose & Holma (1989—present) (law); Lead Independent Director, Central Pacific Financial Corp. and Central Pacific Bank (6/1/2014—present); Chairman of the Board, Central Pacific Financial Corp. and Central Pacific Bank (4/20/2011—5/31/2014)	61	2005

YONAMINE, Paul K.	Chairman and Chief Executive Officer, Central Pacific Financial Corp.; Executive Chairman, Central Pacific Bank (10/1/2018—present); Non-executive Chairman, GCA Corporation (10/1/18—present) (investment banking); Executive Chairman, GCA Corporation (6/2017—9/30/18) (investment banking); Executive Advisor and Director, IBM Japan, Ltd. (4/2017—6/2017) (technology); Country General Manager and President, IBM Japan, Ltd. (1/2015—3/2017) (technology); Executive Vice President, IBM Japan, Ltd. (1/2013—1/2015) (technology)	61	2017

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Executive Officer or Director of the Company(1)
Executive Officers
FUJIMOTO, Blenn A.	Executive Vice President, Consumer Lending and Wealth Management, Central Pacific Financial Corp. and Central Pacific Bank (4/1/2017—present); Executive Vice President, Specialized Markets Division Manager, Central Pacific Financial Corp. and Central Pacific Bank (1/1/2014—3/31/17)	60	2016

HUDSON, David W.	Executive Vice President, Community Banking, Central Pacific Financial Corp. and Central Pacific Bank (3/11/2011—present)	60	2011

MARTINES, Arnold D.	Executive Vice President, Commercial Markets, Central Pacific Financial Corp. and Central Pacific Bank (9/1/2016—present); Senior Vice President, Commercial Real Estate Lending Division Manager, Central Pacific Financial Corp. and Central Pacific Bank (6/1/2014—8/31/2016); Senior Vice President, Commercial Real Estate Lending Division Manager, Central Pacific Bank (3/1/2011—5/31/2014)	54	2014

MORIMOTO, David S.	Executive Vice President, Chief Financial Officer and Treasurer, Central Pacific Financial Corp. and Central Pacific Bank (7/1/2015—present); Senior Vice President, Treasurer, Central Pacific Financial Corp. and Central Pacific Bank (3/1/2005—6/30/2015)	51	2015
(1)	All directors of the Company are also directors of the Bank.
(2)	Mr. Kurisu also served as a director of the Company from September 2004 to May 2008. On January 25, 2012, Mr. Kurisu was reappointed to the Company’s Board.
Board Experience & Diversity
3 directors with banking experience	3 directors with technology experience	4 female directors
7 independent directors with financial acumen	3 directors with other public company board experience	9 directors with Asian and/or Native Hawaiian ancestry

Director Background and Experience

Christine H. H. Camp—Ms. Camp has over twenty-nine (29) years’ experience in real estate, and her company Avalon Group, LLC, is a full service real estate company which provides detailed financial and market analysis to a wide range of investors involved in various real estate transactions and development scenarios, and also real estate brokerage, market and financial consulting. Ms. Camp is also engaged in real estate development through her company Avalon Development Company, LLC. Prior to establishing Avalon Group, Ms. Camp was Vice President of Development at A&B Properties, Inc., a subsidiary of Alexander & Baldwin, Inc. (a publicly traded company listed on the NYSE), and was in charge of that company’s real estate development and investment acquisition activities. Ms. Camp also was the Senior Project Coordinator of Planning and Engineering at Castle & Cooke Properties, Inc., where she handled site acquisition and development of non-company owned properties. Ms. Camp has been a director of the Federal Home Loan Bank of Des Moines (a privately held company registered with the Securities and

Exchange Commission) since January 2018. Ms. Camp’s real estate, financial, and public company knowledge and experience gained from her prior and current positions makes her a valuable resource to the Board and management in many areas, but particularly in connection with the Company’s real estate lending and other real estate related activities, to include the evaluation of real estate related risks, investments, opportunities, and asset management oversight.

John C. Dean—From July 1, 2015 to September 30, 2018, Mr. Dean was Executive Chair of the Company and the Bank (a non-executive officer role). Prior to that, Mr. Dean served as Chief Executive Officer and Chairman of the Board of the Company and the Bank from June 1, 2014 to June 30, 2015. From April 20, 2011 through May 31, 2014, Mr. Dean served as President and Chief Executive Officer, and a Director, of the Company and the Bank. From June 2010 through April 19, 2011, Mr. Dean served as the Executive Chairman and a Director of the Company and the Bank. Previously, Mr. Dean has served in various capacities in the banking industry for thirty-five (35) years, including as the Chief Executive Officer and Chairman of the Board of Silicon Valley Bancshares and Silicon Valley Bank, the President and Chief Executive Officer of Pacific First Bank, the Chief Executive Officer and Chairman of the Board of First Interstate Bank of Washington, the Chief Executive Officer and Chairman of the Board of First Interstate Bank of Oklahoma, and the President and Chief Executive Officer of First Interstate System, Inc. Since 2005, Mr. Dean has been the managing general partner of Startup Capital Ventures, L.P., a venture capital firm, and managing member of SCV Management Co, LLC, and since 2003 he has served as managing director of Tuputele Ventures Fund, a small private equity firm investing in early-stage technology companies and venture capital funds. Mr. Dean has been a director of Elevate Credit, Inc. (a publicly traded company listed on the NYSE) since May 2014. Mr. Dean is a graduate of the Wharton School of the University of Pennsylvania, with a Master of Business Administration degree in Finance, and currently serves as an advisor to the board of the Wharton School. Mr. Dean’s extensive experience in leading financial institutions and his management expertise makes him a valuable contributor to the Board and the overall success of the Company.

Earl E. Fry—Mr. Fry is a director and the current Audit Committee Chair for Hawaiian Holdings Inc. (a publicly traded company listed on NASDAQ, and the parent company of Hawaiian Airlines, Inc.) and former director of Xactly Corporation (a privately held company that was previously publicly traded on NYSE). Mr. Fry is a retired Executive Vice President and Chief Financial Officer of Informatica Corporation (a publicly traded company listed on NASDAQ), a company which provides data integration software and services and which has reported annual revenue in excess of $1 billion. During his tenure as Chief Financial Officer of Informatica Corporation, Mr. Fry effected, among other things, numerous major capital and financial transactions, to include credit lines, equity offerings, convertible rate issuances, stock/bond buyback plans, over fifteen (15) technology acquisitions, and he established development and support centers in Bangalore, India, Dublin, Ireland, and Tel Aviv, Israel, and he also established Informatica’s enterprise risk management program. Mr. Fry also previously managed the Global Customer Support and Consulting Services areas of Informatica Corporation representing over half of Informatica’s revenue. Prior to joining Informatica Corporation, Mr. Fry was Chief Financial Officer of Omnicell Technologies, Inc. (a publicly traded company listed on NASDAQ) for four (4) years, Chief Financial Officer of C.ATS Software, Inc. for two (2) years, Chief Financial Officer of Weitek Corporation for three (3) years, and he also served at other technology companies in various finance and other capacities. Mr. Fry began his professional career at Ernst & Whinney, CPAs (now known as Ernst & Young), where he held the position of Senior Auditor. Mr. Fry is a graduate of the Stanford Graduate School of Business. Mr. Fry was voted Software Chief Financial Officer of the Year by Institutional Investor in 2010, 2011, 2012, 2013 and 2014. Mr. Fry brings extensive finance, public company, and auditing knowledge and experience to the Board and Company and therefore is highly qualified to Chair the Company’s and Bank’s Audit Committees.

Wayne K. Kamitaki—Mr. Kamitaki is Chief Executive Officer of Maui Varieties, Ltd., a holding company, which through various subsidiaries, owns and operates Ace Hardware and Ben Franklin Crafts stores throughout the State of Hawaii, and in the States of Washington and Oregon, and Las Vegas, Nevada, and owns, operates and/or invests in numerous other commercial business ventures. Mr. Kamitaki, who resides on the Island of Hawaii, is Chairman of the Board of the Hawaii Japanese Center (Hilo) and also serves on the board of the Hawaii Academy of Science. The Bank has two (2) branches on the Island of Hawaii and firmly believes it is important to have a director from the Island of Hawaii, who best understands and can help the Bank connect with residents and businesses on the Island of Hawaii, and to demonstrate the Bank’s commitment to serving all islands and communities comprising the State of Hawaii. The vast majority of businesses in Hawaii are small and each island has its own unique business markets, needs and communities, and thus having Mr. Kamitaki who is a prominent businessperson and community leader on the Island of Hawaii, serve on our Company’s Board and Bank’s Board of Directors, will provide great insight and perspective in how we can best serve small businesses throughout the State of Hawaii, but also within the Island of Hawaii. As a community bank serving all the people and islands of Hawaii, we believe it is vital that our Board have experienced and proven businesspeople who reflect and represent all of Hawaii and the diversity of Hawaii. Mr. Kamitaki has decades of business knowledge, experience, management and leadership which we believe is of great benefit to the Company and the Bank.

Paul J. Kosasa—Mr. Kosasa has been President and Chief Executive Officer of MNS, Ltd., doing business as ABC Stores, for the past twenty (20) years, and has been with ABC Stores for thirty-nine (39) years. As President and Chief Executive Officer of ABC Stores, Mr. Kosasa oversees a Hawaii-based retail convenience store operation with a major presence in Waikiki and other tourist locations throughout the Hawaiian Islands, as well as in other locations outside of Hawaii, such as Guam, Saipan, and Las Vegas, Nevada. As President and Chief Executive Officer of a sizable retail store chain which primarily serves the tourist industry, one of the largest industries in Hawaii, Mr. Kosasa provides the Board and Company with significant business and management knowledge and experience in all aspects of a business operation, which includes business strategy and planning, financial management and budgeting, employee compensation and benefits, labor, marketing, advertising, and real estate, among other business expertise. In addition, Mr. Kosasa provides a link and close connection to the Hawaii tourism industry, one of Hawaii’s most profitable economic engines, and which provides a valuable source of banking business with respect to Hawaii businesses that support the Hawaii tourism industry, as well as retail customers from outside Hawaii who require or may desire Hawaii banking services.

Duane K. Kurisu—Mr. Kurisu was formerly a director of the Company from September 2004 through May 2008, and was reappointed to the Company’s Board of Directors on January 25, 2012. Mr. Kurisu has served on the Board of Directors of the Bank since September 2004. Mr. Kurisu owns, manages and/or is involved in numerous and varied businesses and industries in Hawaii including, among others: (i) real estate—investment, ownership and management of office buildings, shopping centers and industrial parks in Hawaii; (ii) media—owner and publisher of a number of Hawaii magazines, newspapers and publications, and radio; (iii) sports—professional baseball; and (iv) food—bakery, restaurants, nutraceuticals. Mr. Kurisu is the Chairman of the Board, Chief Executive Officer and owner of aio, LLC, doing business as aio Group, a holding company for brands focused on Hawaii and the Pacific in the areas of media, sports and food. Mr. Kurisu serves on numerous business and charitable Boards and organizations, and he also served as a Regent of the University of Hawaii. Mr. Kurisu is a successful businessman and prominent figure in the Hawaii business community and brings to the Board business acumen, judgment, background and experience, and his knowledge of the Hawaii market and his relationships and connections within the Hawaii market.

Christopher T. Lutes—Mr. Lutes, has over twenty-one (21) years of experience in the financial services industry in executive and chief financial officer capacities. Since January 2015, Mr. Lutes has served as the Chief Financial Officer of Elevate Credit, Inc., which specializes in tech-enabled online credit solutions. He was the Chief Financial Officer of Elevate Credit, Inc.’s predecessor company, Think Finance, Inc., since 2007. Prior to joining Elevate Credit, Inc., Mr. Lutes was the Chief Financial Officer for Silicon Valley Bank from 1998 to 2001. Mr. Lutes began his career in public accounting with Coopers & Lybrand. He has a BS in Accounting from Arizona State University and is a Certified Public Accountant in the State of Arizona. Mr. Lutes brings significant knowledge and experience in the technology and financial services sector to the Board.

Colbert M. Matsumoto—Mr. Matsumoto was appointed Vice Chair of the Company and the Bank effective April 1, 2018. He is Chairman of the Board of Island Holdings, Inc., a corporate holding company. Mr. Matsumoto also serves as the Executive Chairman of both Island Insurance Company, Ltd., Hawaii’s largest locally owned and managed property and casualty insurance company, and Tradewind Capital Group, Inc., an investment and asset management company. Mr. Matsumoto was a practicing attorney for twenty-one (21) years before assuming his current executive management positions. He is former Chairman and Trustee of the Employees’ Retirement System of the State of Hawaii, and played a significant leadership role in promoting reforms in the design and funding of the pension system to better secure its finances. Mr. Matsumoto’s substantial knowledge and experience, as an attorney, insurance executive, and investment professional, has been instrumental in assisting the Board and management with assessing and managing the Company’s legal and business risks and in corporate governance and business strategy and planning.

A. Catherine Ngo—Ms. Ngo was appointed President and Chief Executive Officer of the Bank and President of the Company effective July 1, 2015. Ms. Ngo served as Chief Executive Officer of the Company from July 1, 2015 to September 30, 2018. Prior to that, Ms. Ngo served as President and Chief Operating Officer of the Company and

the Bank from June 1, 2014 to June 30, 2015. Ms. Ngo also served as Executive Vice President, Chief Administrative Officer of the Company and the Bank from November 23, 2010 through May 31, 2014. Ms. Ngo is an experienced executive who has served in various capacities in the financial industry during the last twenty-six (26) years, including as general partner of Startup Capital Ventures (from 2005 to present), a venture capital firm, where her responsibilities included: managing relationships with many of the firm’s portfolio companies and assisting companies with operational (financial and legal) issues. Ms. Ngo also had primary oversight for the firm’s finance, reporting and investor relations activities and had a significant role in managing the firm’s China-based portfolio. Ms. Ngo is also managing member of SCV Management Co, LLC. As Chief Operating Officer of Alliant Partners, an investment banking subsidiary of Silicon Valley Bank, Ms. Ngo’s responsibilities included oversight of legal and compliance, finance, marketing, human resources, and information technology functions. As Executive Vice President, General Counsel and Corporate Secretary of Silicon Valley Bancshares and Silicon Valley Bank (“SVB”), Ms. Ngo directed Audit, Credit Review, Collateral Audit, Legal and Loan Operations divisions of SVB with responsibility for over one hundred (100) employees.

Saedene K. Ota—Ms. Ota is owner and creative director of Sae Design, Inc., a graphic design and visual marketing agency headquartered on the Island of Maui, and is also principal owner and manager of Maui Thing LLC, a lifestyle apparel company. In her over twenty-four (24) year career, Ms. Ota has received numerous design, graphics and marketing rewards and recognition. Ms. Ota, who resides on the Island of Maui, serves on the boards of the Chamber of Commerce of Hawaii, Maui Economic Development Board, and Nisei Veterans Memorial Center. The Bank has four (4) branches on the Island of Maui and firmly believes it is important to have a director from the Island of Maui, who best understands and can help the Bank connect with residents and businesses on the Island of Maui, and to demonstrate the Bank’s commitment to serving all islands and communities comprising the State of Hawaii. The vast majority of businesses in Hawaii are small and each island has its own unique business markets, needs and communities, and thus having Ms. Ota who is a prominent businessperson and community leader on the Island of Maui, serve on our Company’s Board and Bank’s Board of Directors, provides great insight and perspective in how we can best serve small businesses throughout the State of Hawaii, but also within the Island of Maui. As a community bank serving all the people and islands of Hawaii, we believe it is vital that our Board have experienced and proven businesspeople who reflect and represent all of Hawaii and the diversity of Hawaii. We believe Ms. Ota’s lifetime of experiences and success as a small businessperson, and her substantial marketing knowledge and expertise, add significant value and perspective to our Board.

Crystal K. Rose, J.D.—Ms. Rose is a named partner in the law firm of Bays Lung Rose & Holma, and has been actively practicing law for thirty-seven (37) years, specializing in the areas of real estate, trust and commercial litigation, commercial real estate transactions, trusts and estates, and construction law. Ms. Rose has been a director of Hawaiian Holdings, Inc. (a publicly traded company listed on NASDAQ, and the parent company of Hawaiian Airlines, Inc.) since June 2006, and serves as Chair of the Compensation Committee, and is a member of the Governance and Nominating Committee of its Board of Directors. Given the limited number of publicly traded companies in Hawaii, Ms. Rose brings experience as a director of another Hawaii-based publicly traded company. Ms. Rose also brings a wealth of legal and real estate knowledge and experience to the Company’s Board and Bank’s Board, and her professional, leadership, and business skills and expertise are well-suited to her serving since June 1, 2014, as the Company’s and the Bank’s Lead Independent Director and Governance Committee Chair, and before that, from April 20, 2011 through May 31, 2014, serving as the Company’s and Bank’s Board Chair, and in providing guidance with respect to the Company’s and the Bank’s strategic issues, overall business plans and legal matters.

Paul K. Yonamine—Mr. Yonamine was appointed Chairman and Chief Executive Officer of the Company, and Executive Chairman of the Bank, effective October 1, 2018. Mr. Yonamine serves as Non-executive Chairman of GCA Corporation, the largest independent M&A firm in Japan, and served as the Executive Chairman of GCA Corporation from June 2017 to September 30, 2018. Until March, 2017, Mr. Yonamine served as the Country General Manager and President of IBM Japan, Ltd. Mr. Yonamine previously served as President and CEO of Hitachi Consulting Co., Ltd., where he founded the first consulting and solutions business for Hitachi Ltd. He was a senior advisor to the Mayor of the City & County of Honolulu from 2004 to 2006. Mr. Yonamine’s prior experience includes serving as Executive Vice President and Chairman of Asia Pacific, BearingPoint, President of KPMG Consulting in Japan, and Managing Partner of KPMG, LLC – Hawaii Operations. A graduate of the University of San Francisco with a degree in accounting and a CPA designation, Mr. Yonamine also serves as Chairman of the Board of Councilors of the U.S. Japan Council, member of the Young Presidents’ Organization, and member of Keizai Doyukai (Japan Association of Corporate Executives). He played a significant role in facilitating the strategic relationships the Bank has established with mid-sized regional banks in Japan. Mr. Yonamine has close ties to Hawaii, as well as an impressive resume in Japan, devoting much of his career to promoting the introduction and globalization of information technologies to Japan corporations. Mr. Yonamine’s experience in both business and accounting in Japan and Hawaii brings a global perspective to the Company’s Board and the Bank’s Board.

Executive Officer Background and Experience

Set forth below is information concerning the current executive officers of the Company who are not also directors of the Company:

Blenn A. Fujimoto—Mr. Fujimoto was appointed Executive Vice President, Consumer Lending and Wealth Management of the Company on April 1, 2017, and previously served as Executive Vice President, Specialized Markets Division Manager of the Company since January 2014. He became an Executive Officer of the Company on September 1, 2016. Mr. Fujimoto has been with the Bank since 2000 and has over thirty-eight (38) years of banking experience in the Hawaii market. He has a diverse background in retail banking, commercial real estate lending, business banking, investment services, trust, private banking, residential mortgage and consumer lending. Mr. Fujimoto previously served as the Bank’s Chief Executive Officer of Central Pacific HomeLoans. Mr. Fujimoto received his Bachelor of Business Administration degree in Finance from the University of Hawaii at Manoa and is a graduate of the Pacific Coast Banking School at the University of Washington, Seattle. He serves on the Board of Directors of Aloha United Way and Goodwill Industries of Hawaii, Inc.

David W. Hudson—Mr. Hudson was appointed Executive Vice President, Community Banking of the Bank and the Company, effective March 11, 2011. Prior to his appointment, Mr. Hudson was Senior Vice President, Community Banking Division Manager for the Bank. As Executive Vice President, Community Banking, Mr. Hudson oversees the Bank’s entire branch network throughout the State of Hawaii, to include branches on the islands of Oahu, Hawaii, Maui, and Kauai. Mr. Hudson has more than thirty-five (35) years of experience in the finance industry in Hawaii and California. He started his banking career in corporate, international and commercial real estate lending with Crocker National and First Nationwide banks. More recently, Mr. Hudson’s career has focused on retail and branch banking. Prior to joining the Bank in 2009, Mr. Hudson spent six (6) years as Senior Vice President of the consumer and business banking division of Hawaii-based American Savings Bank. In addition, Mr. Hudson has also served at Honfed Bank and Bank of America in Hawaii and California in various positions from process design executive to consumer region executive.

Arnold D. Martines—Mr. Martines was appointed Executive Vice President, Commercial Markets of the Company and the Bank effective September 1, 2016. Prior to his appointment, Mr. Martines was Senior Vice President, Commercial Real Estate Lending Division Manager of the Company and the Bank. As Executive Vice President, Commercial Markets, Mr. Martines oversees the Bank’s business banking, commercial banking, corporate banking, commercial real estate lending and institutional trust lines of business. Mr. Martines has over twenty-three (23) years of banking experience. Mr. Martines started his banking career in 1995 as an Assistant Branch Manager at Bank of Hawaii. He subsequently took on increasing responsibility in both line and credit management roles for small business, middle market and corporate lending before joining the Bank in February 2004 as Vice President and Portfolio Management Approval Manager where he oversaw commercial and industrial loan approvals for the Bank. Mr. Martines also served as the Bank’s Senior Vice President, Community Banking Division Manager and Senior Vice President, Chief Credit Administrator before he was appointed to lead the Bank’s Commercial Real Estate Lending Division in March 2011.

David S. Morimoto—Mr. Morimoto was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Bank effective July 1, 2015. Prior to that, Mr. Morimoto was Senior Vice President, Treasurer of the Company and the Bank from March 1, 2005 to June 30, 2015. Mr. Morimoto has more than twenty-seven (27) years of experience in the banking industry and has extensive experience in effectively working with institutional investors, investment bankers, and financial institution regulators. Mr. Morimoto received his Bachelor of Business Administration degree in Finance from the University of Hawaii and received his Master of Business Administration degree with a concentration in Accounting from Chaminade University of Honolulu. Mr. Morimoto serves on the Board of Directors of the Institute for Human Services and the Hawaii Council on Economic Education.

CORPORATE GOVERNANCE AND BOARD MATTERS

During the fiscal year ended December 31, 2018, the Board held a total of eight (8) meetings. Each incumbent director attended at least 75% of the total number of the aggregate of the Board meetings and meetings held by all committees of the Board on which he/she served during 2018. The Company expects directors to attend the annual meeting of shareholders. The directors who attended last year’s annual meeting of shareholders were Christine Camp, Earl Fry, Paul Kosasa, Duane Kurisu, Colbert Matsumoto, Catherine Ngo and Crystal Rose. Except for Earl Fry, those directors who do not reside on the island of Oahu did not attend last year’s annual meeting of shareholders on Oahu.

The Board has three (3) standing committees: an Audit Committee, a Compensation Committee, and a Governance Committee.

The following table sets forth the non-employee members of the Board as of the date of this Proxy Statement and the committees of the Board on which they currently serve.

Name of Director	Audit Committee	Compensation Committee	Governance Committee
Non-Employee Directors:
Christine H. H. Camp		*
Earl E. Fry	C
Wayne K. Kamitaki	*	C
Paul J. Kosasa			VC
Duane K. Kurisu			*
Christopher T. Lutes	*
Colbert M. Matsumoto
Saedene K. Ota		*
Crystal K. Rose		*	C
*	= Member
C	= Chair
VC	= Vice Chair

Interested parties may communicate directly with the Chairman by writing to: Paul K. Yonamine, 220 South King Street, 22nd Floor, Honolulu, Hawaii 96813. Interested parties may communicate directly with the Lead Independent Director or with the non-management or independent directors as a group, by writing to: Crystal K. Rose, Bays Lung Rose & Holma, Topa Financial Center, Suite 900, 700 Bishop Street, Honolulu, Hawaii 96813. Alternatively, concerns may be made known and communicated directly to the Chairman or to the Lead Independent Director or to the non-management or independent directors as a group, through procedures set forth in the Company’s Complaint Policy which is available on the Company’s website (www.centralpacificbank.com).

Audit Committee

The Audit Committee held eleven (11) meetings during 2018. The responsibilities of the Audit Committee are described below under the subheading “REPORT OF THE AUDIT COMMITTEE.” The Audit Committee operates under a Charter adopted by the Board. The Charter of the Audit Committee is available on the Company’s website (www.centralpacificbank.com). The current members of the Company’s Audit Committee are Earl E. Fry (Chair), Christopher T. Lutes, and Wayne K. Kamitaki, each of whom is “independent” within the meaning of the listing standards of the NYSE and the rules of the SEC. The Board has also determined that each member is financially literate, as such qualification is defined under the rules of the NYSE, that each member has accounting or related financial management expertise, as such qualification is defined under the rules of the NYSE, and that each member is an “audit committee financial expert” within the meaning of the rules of the SEC. Neither Mr. Kamitaki nor Mr. Lutes serves on the audit committee of any other publicly registered company. Mr. Fry serves on the audit committee of one other publicly listed company: Hawaiian Holdings Inc.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee reviews and evaluates all related party transactions that are material to the financial statements pursuant to the Company’s Policy Regarding Transactions with Related Persons, and determines conflicts of interest pursuant to the Company’s Code of Conduct & Ethics and pursuant to its Code of Conduct & Ethics for Senior Financial Officers. In addition, certain loans to directors and executive officers and their related interests are subject to the lending restrictions set forth in Federal Reserve Board Regulation O and the lending policies and procedures of the Bank. Each director and executive officer is required to report to the Company transactions with the Company in which they have an interest.

Compensation Committee

The Compensation Committee held five (5) meetings during 2018. The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers by evaluating and recommending to the Board approval of executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company and providing all required disclosures on executive compensation for inclusion in the Company’s Proxy Statement. The functions of the Compensation Committee are further described in “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS” below, under the subheading “COMPENSATION DISCUSSION AND ANALYSIS.” The Charter of the Compensation Committee is available on the Company’s website (www.centralpacificbank.com). The current members of the Company’s Compensation Committee are Wayne K. Kamitaki (Chair), Christine H.H. Camp, Saedene K. Ota, and Crystal K. Rose, each of whom is “independent” within the meaning of the listing standards of the NYSE, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Interaction with Consultants

From time-to-time, the Compensation Committee seeks advice from outside experts in the compensation field. The Compensation Committee has historically engaged a compensation consultant to provide input on both Board and executive compensation issues. In 2018 the Committee retained McLagan, an AonHewitt Company. McLagan is a compensation consulting and performance benchmarking firm focused exclusively on the financial services sector.

In 2018, the Compensation Committee engaged McLagan to provide market benchmarking information and advisory services related to executive compensation plan design features, positioning to market, regulatory compliance, and with respect to the review and development of various incentive plans. McLagan was engaged directly by the Compensation Committee and McLagan consultants reported directly to the Compensation Committee for its services in these capacities. The Compensation Committee discusses, reviews, and approves all consulting projects performed by McLagan and periodically reviews the relationship with McLagan and considers competitive proposals from other firms.

The Compensation Committee considered the independence of McLagan in light of SEC rules and NYSE listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of Aon’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consultants and a member of the Compensation Committee; (5) any Company Common Stock owned by the consultants; and (6) any business or personal relationships between our executive officers and the consultants. The Compensation Committee discussed these considerations as well as other considerations and concluded that the work performed by McLagan and its consultants involved in the engagement did not raise any conflict of interest.

Governance Committee

The Governance Committee held four (4) meetings during 2018. The Governance Committee is responsible for promoting the best interests of the Company and its shareholders through the implementation of sound corporate governance principles and practices, including identifying individuals qualified to become Board members, recommending nominees for directors of the Company, reviewing the qualifications and independence of the members of the Board and its committees, reviewing and monitoring the Company’s Corporate Governance Guidelines, monitoring the Board’s and the Company’s compliance regarding changes in corporate governance practices and laws and leading the Board in its annual review of the performance of the Board. The Charter of the Governance Committee and the Company’s Corporate Governance Guidelines are available on the Company’s website (www.centralpacificbank.com). The current members of the Company’s Governance Committee are Crystal K. Rose (Chair), Paul J. Kosasa (Vice Chair), and Duane K. Kurisu, each of whom is “independent” within the meaning of the listing standards of the NYSE.

Director Resignation Policy

On January 28, 2009, the Board adopted a “Director Resignation Policy” which provides that at any shareholder meeting at which directors are subject to an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender a letter of resignation to the Board for consideration by the Governance Committee. The Governance Committee shall recommend to the Board the action to be taken with respect to such offer of resignation. The Board shall act promptly with respect to each such letter of resignation and shall notify the director concerned of its decision. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Governance Committee or Board action regarding whether to accept his or her resignation offer.

Director Independence and Relationships

The Board has determined, in accordance with our Standards Regarding Director Independence, that all directors who are currently directors or who served during 2018 and all nominees (other than John C. Dean who is the former Executive Chair of the Company, A. Catherine Ngo who is President of the Company, and Paul K. Yonamine who is Chairman and Chief Executive Officer of the Company) are “independent” within the meaning of the rules of the NYSE. All of the directors and nominees (other than Mr. Dean, Ms. Ngo, and Mr. Yonamine) are non-employees. All committees of the Board are comprised solely of independent directors.

With respect to those directors who were determined independent by the Board, the following transactions, relationships and arrangements were considered by the Board in its determination of a director’s independence, including with respect to service on the Board’s committees, and none were found to adversely impact an independence determination.

During 2018, the following directors and nominees either directly and/or indirectly through companies in which they have a business interest or affiliation, received and/or had outstanding loans with the Bank: Wayne K. Kamitaki, Paul J. Kosasa, Duane K. Kurisu, Colbert M. Matsumoto, Saedene K. Ota, and Crystal K. Rose.

During 2018, the following directors and nominees either directly and/or indirectly through companies in which they have a business interest or affiliation, opened and/or maintained deposit, trust, investment and/or other banking accounts with the Bank: Christine H. H. Camp, John C. Dean, Earl E. Fry, Wayne K. Kamitaki, Paul J. Kosasa, Duane K. Kurisu, Colbert M. Matsumoto, A. Catherine Ngo, Saedene K. Ota, Crystal K. Rose, and Paul K. Yonamine.

During 2018, the following directors and nominees served on boards of, or were involved in fundraising on behalf of, non-profit, community, charitable and/or cultural organizations, which received monetary donations from the Bank: Christine H. H. Camp, John C. Dean, Earl E. Fry, Duane K. Kurisu, Colbert M. Matsumoto, A. Catherine Ngo, Saedene K. Ota, and Crystal K. Rose. For 2018, the Company did not pay to any charitable or non-profit organization in which one of the Company’s Board members serves on that organization’s board, any amount in excess of the greater of $1,000,000 or 2% of the recipient organization’s gross annual revenues. Donations from the Bank in 2018 totaled $34,400.

During 2018, the following directors and nominees served on boards of, or were involved in fundraising on behalf of, non-profit, community, charitable and/or cultural organizations, which received monetary donations from the Central Pacific Bank Foundation: Christine H. H. Camp, John C. Dean, Earl E. Fry, Paul J. Kosasa, Duane K. Kurisu, Colbert M. Matsumoto, A. Catherine Ngo, Saedene K. Ota, and Crystal K. Rose. For 2018, the Company did not pay to any charitable or non-profit organization in which one of the Company’s Board members serves on that organization’s board, any amount in excess of the greater of $1,000,000 or 2% of the recipient organization’s gross annual revenues. Donations from the Foundation in 2018 totaled $161,527.

During 2018, the following directors and nominees served on boards and as officers of companies that either directly or indirectly had business relationships with the Bank in the ordinary course of the Bank’s business, in which the directors had no involvement and which were on no more favorable terms than for other similarly situated matters: Paul J. Kosasa, Duane K. Kurisu and Colbert M. Matsumoto.

Company director Paul J. Kosasa is President and Chief Executive Officer, and a director of ABC Stores. ABC Stores has a fleet of retail convenience stores in Waikiki and other tourist locations in Hawaii and these locations are prime spots for the Bank to place its ATMs for use by tourists. In 2018, the Bank paid a total of $58,798.44 total to place 17 Bank ATMs in ABC Stores (10 in Waikiki and seven in other tourist locations on Oahu, Maui, Kauai, and Hawaii islands). The Bank does not pay any premium or provide any preferential terms to ABC Stores, the arrangement is made on no more favorable terms than for other similarly situated transactions, and Mr. Kosasa had no direct involvement in the Bank’s ATM contract with ABC Stores. This arrangement is not a large dollar arrangement for ABC Stores; the value to ABC Stores being the ATM convenience afforded its customers. This arrangement is beneficial to the Bank as it generates fee revenue for the Bank due to the heavy tourist traffic in Waikiki and the other tourist areas where these ATMs are located.

Company director Duane K. Kurisu is a director and holds less than five percent (5%) ownership interest in Oahu Publications, Inc., which publishes the Honolulu Star Advertiser newspaper (Hawaii’s only major daily newspaper), and the MidWeek, Hawaii Tribune Herald, The Garden Island and West Hawaii Today newspapers, and HILuxury magazine. Mr. Kurisu is also sole owner and co-manager of PacificBasin Communications LLC which publishes Hawaii Business magazine and Honolulu magazine. In 2018, the Bank paid a total amount of $371,084 for advertising of the Bank’s brand, products and services, in the foregoing media, detailed as follows: $174,126 for the Honolulu Star Advertiser newspaper; $22,780 for the MidWeek newspaper; $22,556 for the Hawaii Tribune Herald newspaper; $17,041 for The Garden Island newspaper; $14,558 for the West Hawaii Today newspaper; $59,437 for Hawaii Business magazine; $15,420 for HILuxury magazine; and, $45,166 for Honolulu magazine. In addition, Mr. Kurisu is sole member of PCSC LLC and is vice president and director of WKF Inc., which are landlord and managing agent respectively, of a location in which the Bank has one of its branches, and for which the Bank paid $43,649 (for base rent, common area maintenance fees, real property taxes, and general excise taxes) in 2018. Mr. Kurisu had no involvement with any of the aforementioned transactions and they were made on no more favorable terms than for other similarly situated transactions.

Company director Colbert M. Matsumoto is Chairman of the Board and a minority owner (<10%), of Island Holdings, Inc. (“Island Holdings”), Executive Chairman of Island Insurance Company, Limited (“Island Insurance”), a Director of Atlas Insurance Agency, Inc. (“Atlas Insurance”), and Chairman of the Board of Tradewind Insurance Company, Limited (“Tradewind Insurance”). Island Holdings is the parent company of Island Insurance and Atlas Insurance. Mr. Matsumoto is an employee of Island Insurance and is not an employee of any of the other aforementioned entities. Tradewind Insurance is a wholly owned subsidiary of Island Insurance. Atlas Insurance is the largest insurance agency in Hawaii, with roots going back to 1929 and an A+ rating from the Better Business Bureau of Hawaii, Inc. Atlas Insurance is headquartered in Honolulu, Oahu and has offices on the islands of Hawaii and Maui. The Company has been a customer of Atlas Insurance since at least 2000, well before Mr. Matsumoto joined the Company’s Board. The Company’s engagement of Atlas Insurance was not and is not due to Mr. Matsumoto’s relationship with Atlas Insurance, and Mr. Matsumoto is not involved in any way in any insurance matters between the Company and Atlas Insurance. In 2018, out of the insurance premiums which the Company and its subsidiaries paid for insurance policies that Atlas placed on behalf of the Company and its subsidiaries, Atlas Insurance received a total of $112,575 in commissions (based on premiums on the Company’s corporate insurance policies totaling $1,338,128, of which the Company paid $197,097 in premiums to Island Insurance and Tradewind Insurance for policies they issued). The services provided by Atlas Insurance, Island Insurance and Tradewind Insurance were not professional services; the services were not advisory in nature. Atlas Insurance acted as an insurance agency and the Company independently made all decisions and determinations regarding the Company’s insurance coverage. Payments to Island Insurance and Tradewind Insurance were premiums for insurance policies. Mr. Matsumoto did not receive any direct commissions paid for premiums paid by the Company to Island Insurance, Atlas Insurance or Tradewind Insurance. Atlas Insurance paid the Bank $38,409 (for base rent, common area maintenance fees, real property taxes, and general excise taxes) for space in the Bank’s Hilo office building. In addition, Mr. Matsumoto is a director of Oahu Publications, Inc., which publishes the Honolulu Star Advertiser newspaper (Hawaii’s only major daily newspaper), and the MidWeek, Hawaii Tribune Herald, The Garden Island and West Hawaii Today newspapers, and HILuxury magazine. In 2018, the Bank paid the following amounts for advertising of the Bank’s brand, products and services, in the foregoing media, detailed as follows: $174,126 for the Honolulu Star Advertiser newspaper; $22,780 for the MidWeek newspaper; $22,556 for the Hawaii Tribune Herald newspaper; $17,041 for The Garden Island newspaper; $14,558 for the West Hawaii Today newspaper; and $15,420 for HILuxury magazine; for a total of $266,481. Mr. Matsumoto had no involvement with any of the aforementioned transactions and they were made on no more favorable terms than for other similarly situated transactions. The Company’s relationships with the aforementioned entities predate Mr. Matsumoto joining the Company’s Board.

Company executive officer, Mr. Arnold Martines, is Executive Vice President, Commercial Markets of the Company and the Bank. His wife, Thuy Nguyen-Martines, has been employed by the Bank since 2003 and currently holds the position of Vice President and Senior Private Banking Manager, a non-executive officer position. In 2018, Ms. Nguyen-Martines’s total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $190,000. Her compensation is commensurate with that of her peers.

Loans to Related Persons

The Bank, which is a wholly-owned subsidiary of the Company, has made (in addition to any loans specified in the “Director Independence and Relationships” section immediately preceding this section) loans to directors and executive officers, their immediate family members, and companies in which they or their immediate family members have an interest, in the ordinary course of its business as a bank. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

Policy Regarding Transactions with Related Persons

The Company has a Board approved written policy (“Policy Regarding Transactions with Related Persons”) which sets forth the process and procedures for the review, approval, ratification and disclosure of any transaction with a related person (“transaction” and “related person” being as defined by Item 404 of SEC Regulation S-K). Loans subject to the lending restrictions set forth in Federal Reserve Board Regulation O are reviewed by the Bank’s Board Directors’ Loan Committee and approved by the Bank’s Board. All other loans to related persons are reviewed by the Bank’s Board Directors’ Loan Committee and reported to the Audit Committee quarterly. All other transactions with related persons are reviewed by the Company’s Audit Committee.

Board Leadership Structure and Risk Oversight

The Company’s Board has no policy with respect to the separation of the offices of Chairman, President and Chief Executive Officer. It is the Board’s view that rather than having a rigid policy, the Board, with the advice and assistance of its Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the offices of Chairman, President and Chief Executive Officer should be separate. Since June 1, 2014, Crystal K. Rose has served as Lead Independent Director and as Chair of the Governance Committee of the Company’s and the Bank’s Board of Directors. Ms. Rose previously served as Chair of the Board of Directors of the Company and the Bank from April 20, 2011 through May 31, 2014. Paul K. Yonamine, currently serves as Chairman of the Company’s and Executive Chairman of the Bank’s Board of Directors, and Chief Executive Officer of the Company. A. Catherine Ngo currently serves as President for the Company and President and Chief Executive Officer for the Bank and also serves on the Company’s and Bank’s Board of Directors. Colbert M. Matsumoto currently serves as Vice Chair of the Board of Directors of the Company and the Bank. Nine (9) of the twelve (12) Company’s and Bank’s Board of Directors are independent outside (non-employee) directors. As the Board’s former Chair and now as its Lead Independent Director, Ms. Rose previously presided over and once again presides over all meetings of the non-management directors in executive sessions, acts as liaison and facilitates communications between the Board and the principal executive officer, and ensures independent Board governance and oversight of management. In addition, all members of the Board’s Audit Committee, Compensation Committee, and Governance Committee are comprised of independent, non-management directors. The Company believes that the current structure ensures sufficient Board independence from management while also optimizing the efficiency and effectiveness of the Board and management in the oversight of the Company and the Bank, and also supports and provides for orderly transition and succession. The Company’s Board has adopted a resolution providing that the Board Committee Chairs, and Lead Independent Director shall serve terms of four (4) years. When the Board Committee Chair/Lead Independent Director begins their fourth year of their term, a Vice Chair shall be appointed who shall assume the Board Committee Chair/Lead Independent Director position upon the end of the current Board Committee Chair’s/Lead Independent Director’s term.

The Company is a one-bank holding company, with the Bank being the Company’s only bank subsidiary. All of the directors on the Company’s Board also serve on the Bank’s Board of Directors. In addition, all of the Company’s directors who serve on the Company’s Audit Committee, Compensation Committee and Governance Committee also serve on those same board level committees at the Bank. Ernst & Young, the Company’s and Bank’s internal auditor, reports directly to the Company’s and Bank’s respective Audit Committees. In addition, the Bank also has an additional board level Trust Committee, Directors’ Loan Committee, and Compliance Committee which provide board level oversight over the Bank’s trust activities, lending activities, and compliance and cyber security activities, respectively. The Company’s and Bank’s Audit Committees perform the required and customary risk oversight functions of an Audit Committee, which include, overseeing accounting, auditing, internal controls, legal and regulatory matters, financial reporting and financial risk. The Company’s and the Bank’s Compensation Committees perform the required and customary risk oversight functions of a Compensation Committee, which include, overseeing the Company’s and Bank’s compliance with any laws, rules and regulations applicable to the Company’s and Bank’s compensation practices, plans and programs, and to ensure that compensation is not structured in a way which will encourage unnecessary or excessive risk taking. The Company’s and Bank’s Chief Financial Officer and Chief Legal Officer report regularly to the Company’s and Bank’s Audit Committees. The Company’s and Bank’s Chief Credit Officer is required to report regularly to the Bank’s Directors’ Loan Committee.

Cyber security incidents compromising non-public personal financial information may produce material adverse effects to the Bank’s business, including but not limited to, reputational harm, loss of intellectual property, disruption of key business operations, governmental fines/penalties, and litigation/remediation costs. Under the direction of its Chief Information Security Officer (“CISO”), the Bank maintains a formal information security management program to address cyber security risks. The program leverages industry frameworks and standards with the goal of ensuring appropriate controls are established and are frequently assessed for adequacy. Major components of the program include safeguarding customer information, third party vendor oversight and incident response.

The Board and the Bank’s Compliance Committee regularly receive reports and briefings from the CISO and Chief Legal Officer relating to a full range of cyber security issues, the Bank’s risk posture to protect against cyber security threats, and policies that are intended to adequately implement the program. Annually, the Board reviews and approves the formal written information security program policy including information security risk appetite; obtaining confirmation that the plan is designed to address the dynamic changes in the threat landscape and whenever there is a material change in the Bank’s cyber security risks. The CISO periodically keeps the Board abreast of efforts relating to compliance, risk assessments, results of audits, examinations, penetration and vulnerability testing, security breaches or violations and recommended changes to the Bank’s information security program. This periodic reporting includes the annual review of the FDIC requirements relating to cyber security and the Gramm-Leach-Bliley Act.

Code of Conduct & Ethics

The Company is committed to promoting and fostering ethical conduct and sound corporate governance principles. The Company has a Code of Conduct & Ethics applicable to all employees, officers and directors of the Company. In addition, the Company also has a supplemental Code of Conduct & Ethics for Senior Financial Officers, which is applicable to the Chief Executive Officer, President, Chief Financial Officer, Controller, any other principal financial officer or principal accounting officer and any other person fulfilling and/or performing any similar role, function or capacity. Both of the aforementioned Codes of Conduct & Ethics are available on the Company’s website (www.centralpacificbank.com).

Director Education

Board members are invited to attend the Federal Deposit Insurance Corporation Directors’ College Program which is designed to educate bank directors about their fiduciary role and responsibilities, and about regulatory issues and current issues faced by the banking industry. The 2018 attendees from the Company were Christine H.H. Camp, Earl E. Fry, A. Catherine Ngo, and Paul K. Yonamine. In addition, in 2018, Saedene K. Ota, attended a Bank Board Training Forum at a Bank Director conference.

Director Nomination Process

Director Qualifications. The Governance Committee is responsible for reviewing the qualifications and independence of director nominees in accordance with the criteria set forth in the Company’s Corporate Governance Guidelines. The general criteria considered include independence, diversity, age, skills, experience and other relevant considerations in the context of the needs of the Board. Diversity is considered and desired and is viewed in a broad context; we seek Board members from different professions, industries, backgrounds, experiences, cultures, ethnicities, races, and gender, who can represent Hawaii’s multi-cultural, multi-ethnic, and multi-racial population and community.

Identifying and Evaluating Nominees. The Board seeks to identify candidates for director positions that are best qualified and suited to meet the needs of the Company and to present these candidates for shareholder approval, as and when director positions become open and available. The Governance Committee will first identify, review, evaluate and recommend to the Board, nominees for director positions. The Board will then vote whether or not to recommend such nominees to the Company’s shareholders for election. In identifying potential director nominees, the Governance Committee will search within the State of Hawaii and may search outside the State of Hawaii for any potential director candidates, and in this regard, may utilize the services of a professional search firm. While the same general criteria set forth above shall be applied in evaluating a candidate’s qualifications, it is difficult to enumerate all of the attributes, skills and qualities that the Governance Committee and/or Board may, at any given point in time, determine, consider and value in evaluating, selecting and recommending director nominees. Accordingly, the Governance Committee and the Board exercise their discretion and consider any circumstances, experiences, attributes, skills, qualities, and factors applicable to any director nominee with the intent and purpose of having the best qualified and suited directors serving on the Board at all times, as well as ensuring that the Board as a whole is diverse and well rounded. The Board may enlist the services of a third party to conduct a background check or other investigation in order to determine whether a candidate meets any criteria.

Shareholder Nominees. In accordance with the policies set forth in the Company’s Corporate Governance Guidelines and the Company’s Bylaws (as amended), the Governance Committee will consider properly submitted director nominees for election at the 2020 Annual Meeting of Shareholders recommended by shareholders if such recommendations are received in writing not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days prior to the first anniversary date of the annual meeting for the preceding year (such anniversary date, April 26, 2020), and comply with all other applicable requirements set forth in said Corporate Governance Guidelines and Bylaws (as amended). Shareholder recommendations should be addressed to the Company’s Corporate Secretary, P.O. Box 3590, Honolulu, Hawaii 96811. In addition, shareholders may bring nominations directly before an annual meeting by giving timely notice in writing to the Company’s Corporate Secretary within the same ninety (90) to one hundred twenty (120) calendar day period prior to the first anniversary date of the annual meeting for the preceding year (such anniversary date, April 26, 2020) and complying with all other applicable requirements set forth in the Company’s Bylaws.

Communications with the Board

Shareholders of the Company and others may send written communications directly to the Board, addressed to: Board of Directors of Central Pacific Financial Corp., 220 South King Street, 22nd Floor, Honolulu, Hawaii 96813. Any such communication may be directed to the attention of the Chairman of the Board or the Chair of any Board Committee (such as, for example, the Chair of the Audit Committee or the Chair of the Governance Committee) or to the Lead Independent Director or to the non-management or independent directors. Shareholders and others sending such communications should include the following in their written communication: (a) such shareholder(s) and others should identify himself/herself/itself/themselves, and if a shareholder, provide reasonably satisfactory proof of their ownership of the Company’s Common Stock; (b) such shareholder(s) and others should state in reasonable detail and communicate with reasonable clarity and specificity their issue or concern; and (c) such shareholder(s) and others should include their contact information (at a minimum, phone number and address). Shareholders and others who wish to communicate anonymously with the Board or any group of the Board should refer to the Company’s Complaint Policy available on the Company’s website (www.centralpacificbank.com). However, nothing that is stated in this paragraph shall override any requirements imposed on any shareholder communications under the Company’s Articles of Incorporation (as amended) or Bylaws (as amended) or other governing documents or by any law, rule or regulation.

ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

The Bank, both directly and through the Central Pacific Bank Foundation (“CPB Foundation”), is committed to supporting the communities it serves through its investments, charitable contributions and community service. The Bank believes that a commitment to social, environmental, and economic responsibility is important to the Bank’s success.

Environmental Contributions

•	Supporting Renewable Resources: The Bank continued its program to improve the energy profile of its facilities and branches in 2018. In the past few years, Bank branches on Oahu and the Big Island, as well as another main facility, have been upgraded with roof-mounted photovoltaic solar panels which provide approximately 25% of the energy needs for the four branches and facilities with photovoltaic solar panels.

•	Energy Savings: The Bank’s headquarters has been an ENERGY STAR certified building since 2004. The Bank has commenced LED lighting installation in its headquarters, another main facility, and branches, focusing on common areas where lights are always left on. The Bank is using Variable Frequency Drives for its headquarters’ HVAC and pumping systems. The use of Variable Frequency Drives reduces energy use by modulating the speed of fans and pumps depending on need and determined by sensor and set points. Further energy savings at the Bank’s headquarters is expected to be achieved through a transformer replacement program that is expected to be completed in 2019.

Social Contributions

•	Central Pacific Bank Foundation: The CPB Foundation was established in 2007 to strengthen Hawaii communities by creating opportunities for youth and fostering social progress. The CPB Foundation awarded over $461,000 to 36 organizations in 2018.
•	Community Service: Bank employees logged more than 9,500 volunteer hours during 2018, benefitting approximately 190 charities.
•	Central Pacific Bank Works for You Scholarship Fund: For the 2017-2018 academic year, the CPB Foundation awarded three college scholarships totaling $9,000 for dependents of Bank employees. Eligible recipients also have the opportunity to renew their scholarship each subsequent academic year, for up to four years, or up to $12,000. Since 2012, the CPB Foundation has provided $29,000 to fund 20 college scholarships.
•	Central Pacific Bank Walks for You: The employees of the Bank conduct an annual charity walk with proceeds raised through a wide range of fundraising activities. In 2018, approximately $100,000 was raised for four charitable organizations selected by Bank employees. Since its inception, this event has raised over $860,000, which amount includes a 50% match from the CPB Foundation, to benefit 32 charitable organizations in Hawaii.
•	Commitment to Community Support: In 2018, the Central Pacific Bank Foundation donated a total of $55,000 to The Salvation Army to aid in services being deployed on Hawaii Island in response to Kilauea’s volcanic eruptions, the Hawaii Red Cross in response to the Kauai and East Oahu flooding, and the Hawai’i Community College Emergency Student Aid Fund, which went towards supporting students who have been impacted by emergency situations, including but not limited to the recent volcanic activity on Hawaii Island, and to allow them to continue their educational endeavors. Finally, the Bank launched “Mission Possible - Make A Positive Difference” in 2018 to show its support for Hawaii Island. The Hawaii Island community was suffering from the impact of the volcanic activity, and the declining visitor traffic was affecting many businesses and their employees. The mission was to send two randomly selected Bank employees and their guests every week over a 16 week period to Hawaii Island and make a positive difference by spending at least $100. The Bank’s objective was to lead the business community in taking action, spreading the word via mainstream and social media, and to set an example for other corporations to follow.
•	Commitment to Education: Approximately 36% of the grants awarded by the CPB Foundation in 2018 went towards education. This included support for the Manoa Heritage Center which connects educators and students through Native Hawaiian cultural resources, and Pacific Aviation Museum Pearl Harbor which provides STEM training for Hawaii Educators. Both the Bank and the CPB Foundation have contributed to programs and scholarship opportunities for University of Hawaii students in various programs. The CPB Foundation helps economically disadvantaged individuals, many of whom are the first in their families to attend college, to fulfill their potential through the University of Hawaii at Manoa College Opportunities Program Central Pacific Bank Rising Scholars scholarship. This program provides a free, intensive six-week summer academic and residential program to prepare students for a successful freshman year, and provides ongoing counseling support.
•	2018 United Way Campaign: Due to the generosity of Bank employees and a match from the Central Pacific Bank Foundation, the Bank had a successful corporate United Way campaign in 2018. Aloha United Way, Hawaii Island United Way, Kauai United Way, and Maui United Way will benefit from approximately $400,000 in funding that will allow many local organizations carry on their important work to support our community across the islands.

•	Employee Support: The Bank increased its minimum hourly rate of pay twice in 2018. The minimum hourly rate was increased to $15.25 per hour in January 2018 and then to $16 per hour in December 2018. In addition, the Bank increased the starting pay rates of many job categories of the Bank in 2018.

Economic Involvement

•	Affordable Housing: From awarding $10,000 affordable housing grants to Honolulu Habitat for Humanity and Hawaii Homeownership, to organizing a team of volunteers to help build a home or partnering with Hawaii Homeownership that provides support to first-time home buyers, the Bank and CPB Foundation continued to support increasing homeownership in Hawaii in 2018.
•	Support for the Homeless: In September 2018, the Bank sponsored an application on behalf of Kahauiki Village for the 2018 Strong Communities Award, presented by the Federal Home Loan Bank of Des Moines. Kahauiki Village is a plantation style community off Nimitz Highway that was built to house Hawaii’s homeless families. This effort was spearheaded by Director Christine Camp. With the assistance of Bank employees, Kahauiki received more than 8,000 votes and finished in first place, winning $15,000. The Bank has also provided financial literacy training for residents of Kahauiki Village.
•	Commitment to Small Businesses in Hawaii: For the fourth year in a row, the Bank was awarded the U.S. Small Business Administration (“SBA”) lender of the year in Category II (for mid-sized lenders). The Bank originated 102 SBA 7(a) loans, the most among all Hawaii banks, in all categories in the fiscal year ending September 30, 2018. Additionally, for the second straight year, the Bank’s total SBA loans in Hawaii exceeded the Hawaii SBA 7(a) loans originated by the three largest Hawaii banks combined (66). This highlights the Bank’s commitment to the small business community of Hawaii.
•	Disaster Loan Programs: During 2018, the Bank offered both a personal loan program and a loan payment deferral option to qualified individuals whose property, belongings or livelihoods were affected by recent natural disasters declared in the state of Hawaii.
•	Commitment to Fostering Financial Literacy: Bank employees are involved in providing financial literacy education to the next generation. In 2018, the Bank sponsored Junior Achievement events and approximately 25 Bank employees volunteered time to teach financial literacy courses to children.
•	Community Reinvestment Act (“CRA”): The Bank is rated “Outstanding” by the FDIC for CRA performance for its most recent examination period of September 8, 2014 to July 5, 2017. CRA requires banks to help meet the credit needs of the communities in which they operate.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the United States Securities Act of 1933, as amended, or under the United States Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.

As of February 22, 2019, the Audit Committee is comprised of three (3) independent directors and operates pursuant to a written charter that was last adopted by our Board in January 2019. The charter is also available on our website at https://www.centralpacificbank.com. During 2018, the Audit Committee held eleven (11) meetings, including five (5) private sessions with the independent auditors, four (4) private sessions with internal audit, five (5) private sessions with executive management, and two (2) executive sessions. The Audit Committee’s primary purposes are to: (a) assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors; (b) decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (c) prepare this Report. The Board has determined, upon the recommendation of the Governance Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Board has also determined that each member is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that each member is an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the United States Securities Exchange Act of 1934, as amended.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors matters required to be discussed by the statement under PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Committee has received the written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent accountant the independent accountant’s independence. All non-audit services performed by the independent auditors must be specifically pre-approved by the Audit Committee or a member thereof.

During 2018, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions described in this Report, the Audit Committee recommended to the Board that the audited financial statements of the Company for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Audit Committee of the Board as of February 26, 2019:

Earl E. Fry, Chair
Wayne K. Kamitaki
Christopher T. Lutes

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

Periodically the Compensation Committee engages a consultant to review the compensation of the Company’s Board to ensure alignment with peers, considering the Company and Board’s performance. Such review occurred in October 2018. There were no changes in Board fees in 2018 nor are there any changes to be implemented for 2019.

The following change to the board structure occurred effective March 1, 2018:

•	The Central Pacific Financial Corp. (“CPF” or the “Company”) and Central Pacific Bank (“CPB” or the “Bank”) Board of Directors approved the appointment of Christopher T. Lutes as director on the Central Pacific Financial Corp. and Central Pacific Bank Board of Directors.

The following change to the board structure occurred effective April 1, 2018:

•	The position of Vice Chair was added to the board and the Board of Directors approved the appointment of Colbert M. Matsumoto as Vice Chair of the Central Pacific Financial Corp. and Central Pacific Bank Board of Directors.

The following changes to the board structure occurred effective October 1, 2018:

•	The Board of Directors approved the appointment of Paul K. Yonamine as Chairman of the Central Pacific Financial Corp. and Central Pacific Bank Board of Directors.
•	The Board of Directors approved the appointment of John C. Dean as Chairman Emeritus of the Central Pacific Financial Corp. and Central Pacific Bank Board of Directors.

Annual Retainer

All non-employee directors are paid an annual retainer in cash and/or company stock. All payments were made in June 2018. For newly appointed director, Christopher T. Lutes, a prorated retainer for 2018 was paid based on his appointment effective March 1, 2018. Details on annual retainers paid to directors, as well as to chairs of our committees, are as follows:

Board of Directors Position	Annual Retainer
Director, Lead Independent Director and Governance Committee Chair	$125,000
Director and Vice Chair	$120,000
Director and Audit Committee Chair	$115,000
Director and Compensation Committee Chair	$107,500
Director and Compliance Committee Chair	$107,500
Director and Loan Committee Chair	$105,000
Director and Trust Committee Chair	$105,000
Director	$90,000

Director Compensation

The following table shows, for the year ended December 31, 2018, information on compensation earned by our directors who served on the Company Board during 2018, other than A. Catherine Ngo’s compensation and Paul K. Yonamine’s compensation as an employee, which are disclosed in the Summary Compensation Table.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Values & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Christine H. H. Camp	$53,856	$53,644	$—	$—	$—	$—	$107,500
John C. Dean	$—	$—	$—	$—	$—	$266,324	$266,324
Earl E. Fry	$58,376	$56,624	$—	$—	$—	$—	$115,000
Wayne K. Kamitaki	$53,856	$53,644	$—	$—	$—	$—	$107,500
Paul J. Kosasa	$45,017	$44,983	$—	$—	$—	$—	$90,000
Duane K. Kurisu	$52,505	$52,495	$—	$—	$—	$—	$105,000
Christopher T. Lutes[1]	$37,529	$37,471	$—	$—	$—	$—	$75,000
Colbert M. Matsumoto	$60,022	$59,978	$—	$—	$—	$—	$120,000
Saedene K. Ota	$54,336	$50,664	$—	$—	$—	$—	$105,000
Crystal K. Rose	$62,415	$62,585	$—	$—	$—	$—	$125,000
Paul K. Yonamine[2]	$45,297	$44,703	$—	$—	$—	$—	$90,000
1.	Fees for Christopher T. Lutes represent ten (10) months of service on the CPF/CPB Board of Directors, based on his March 1, 2018 appointment date.
2.	Paul K. Yonamine was hired as an employee of Central Pacific Bank on October 1, 2018. Mr. Yonamine’s 2018 director fees, paid in June 2018, were not adjusted due to his employment with the Bank. Beginning in 2019, Mr. Yonamine will only be compensated as an employee of Central Pacific Bank.
(a)	Board Member A. Catherine Ngo is omitted from this table because Ms. Ngo’s compensation is disclosed in the Summary Compensation Table. Board Member, Paul K. Yonamine’s compensation as an employee of the Company and Bank beginning October 1, 2018, is omitted from this table because Mr. Yonamine’s compensation as an employee is disclosed in the Summary Compensation Table.
(b)	Included in this column are fees payable in cash, but which the Directors were permitted to elect to receive in the form of equity. The Directors listed below elected to receive 100% of their fees in equity, either issued from the 2013 Stock Compensation Plan or through the Directors Deferred Compensation (DDC) Plan, under which stock purchase orders in lots of 100 were placed on the market. Actual amounts paid in equity were less than 100% of total fees. The amounts in this column include the following payments made in stock:
•	Colbert M. Matsumoto received 2,013 shares (in addition to those listed in column (c)) having a fair market value of $29.81 per share, a total value of $60,008. Remaining fees of $14 were paid in cash.
•	Saedene K. Ota received 1,800 shares (in addition to those listed in column (c)) having a fair market value of $29.8023 per share, a total value of $53,644. Remaining fees of $692 were paid in cash.
•	Paul K. Yonamine received 1,500 shares (in addition to those listed in column (c)) having a fair market value of $29.8023 per share, a total value of $44,703. Remaining fees of $594 were paid in cash.
(c)	Included in this column are fees required to be received in the form of equity, which are paid in shares of CPF common stock either issued from the 2013 Stock Compensation Plan or purchased through the Directors Deferred Compensation (DDC) Plan. In June 2016, the Board of Directors approved a revision to the Directors’ fee schedule, which required Directors to receive 50% of total fees in the form of equity. For Directors who elected equity through the DDC Plan, stock purchase orders in lots of 100 were placed on the market. Therefore, actual amounts paid in equity may have resulted in less than 50% of total fees. The fees required to be received in equity and paid in equity were as follows:
•	Christine H. H. Camp received 1,800 shares having a fair market value of $29.8023 per share, a total of $53,644. Remaining fees of $53,856 were paid in cash.
•	Earl E. Fry received 1,900 shares having a fair market value of $29.8023 per share, a total value of $56,624. Remaining fees of $58,376 were paid in cash.
•	Wayne K. Kamitaki received 1,800 shares having a fair market value of $29.8023 per share, a total value of $53,644. Remaining fees of $53,856 were paid in cash.

•	Paul J. Kosasa received 1,509 shares having a fair market value of $29.81 per share, a total value of $44,983. Remaining fees of $45,017 were paid in cash.
•	Duane K. Kurisu received 1,761 shares having a fair market value of $29.81 per share, a total value of $52,495. Remaining fees of $52,505 were paid in cash.
•	Christopher T. Lutes received 1,257 shares having a fair market value of $29.81 per share, a total value of $37,471. Remaining fees of $37,529 were paid in cash.
•	Colbert M. Matsumoto received 2,012 shares having a fair market value of $29.81 per share, a total value of $59,978.
•	Saedene K. Ota received 1,700 shares having a fair market value of $29.8023 per share, a total value of $50,664.
•	Crystal K. Rose received 2,100 shares having a fair market value of $29.8023 per share, a total value of $62,585. Remaining fees of $62,415 were paid in cash.
•	Paul K. Yonamine received 1,500 shares having a fair market value of $29.8023 per share, a total value of $44,703.
(g)	This column represents the compensation John C. Dean earned as Chairman Emeritus and employee of the Company. He earned a base salary of $225,000 and earned other compensation (total of $41,324), including $1,620 in parking benefits, $1,854 in group life fringe benefits, $7,650 in 401(k) Company contributions, $26,298 in transportation services, $3,902 in security services.

The table below sets forth the Board positions held by Directors and the composition of the Audit, Compensation and Governance Committees of the Central Pacific Financial Corp. and Central Pacific Bank Board for 2018.

Board Member	Combined CPF and CPB Board Position	Audit Committee	Compensation Committee	Governance Committee
Christine H. H. Camp	Member		M
John C. Dean	Member
Earl E. Fry	Member	C
Wayne Kamitaki	Member	M	C
Paul J. Kosasa[1]	Member			M
Duane K. Kurisu	Member			M
Christopher T. Lutes[2]	Member	M
Colbert M. Matsumoto[3]	Vice Chair
A. Catherine Ngo	Member
Saedene Ota	Member		M
Crystal K. Rose	Lead Independent Director		M	C
Paul K. Yonamine[4]	Chairman

“C” = Chair; “M” = Member

1.	Paul J. Kosasa is Vice Chair of the Governance Committee
2.	Christopher T. Lutes joined the Board on March 1, 2018
3.	Colbert M. Matsumoto was appointed Vice Chair of the Board on April 1, 2018
4.	Paul K. Yonamine was appointed Chairman of the Board on October 1, 2018

Directors Stock Opportunity

Non-employee and employee directors of the Company and the Bank are eligible to participate in the Company’s 2013 Stock Compensation Plan. Prior to April 2013, stock options were granted to non-employee directors under the Company’s 2004 Stock Compensation Plan, and some of such stock options remain unexercised.

The table below shows the aggregate number of unexercised stock option awards and unvested restricted stock for each Director other than Ms. Ngo as of December 31, 2018.

Name	Unexercised Vested Stock Options
(a)	(b)
Christine H. H. Camp	216
John C. Dean[1]	50,813
Earl E. Fry	216
Wayne K. Kamitaki	0
Paul J. Kosasa	216
Duane K. Kurisu	0
Christopher T. Lutes	0
Colbert M. Matsumoto	216
Saedene K. Ota	0
Crystal K. Rose	216
Paul K. Yonamine	0
1.	John C. Dean is an employee of the Company, and therefore, his figure represents compensation as an employee.
(b)	For each of Messrs. Fry, Kosasa and Matsumoto and Ms. Camp and Ms. Rose, the 216 vested unexercised stock options represent options that were granted on March 11, 2009, as their Company annual Board retainer in lieu of cash. Such stock options, if not exercised, will expire on March 11, 2019.

Directors Deferred Compensation Plan

The Company maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth (10th) anniversary of separation from service. Under the Directors Deferred Compensation Plan, deferred amounts are valued based on corresponding investments in certain investment funds offered by the Bank’s Trust Division which are selected by the director. No plan earnings are considered to be “above-market” or “preferential” and as a result no amounts are reported in column (f) of the Directors Compensation table. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the United States Securities Act of 1993, as amended, or under the United States Securities and Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.

The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2018. Respectfully submitted by the members of the Compensation Committee of the Board who participated in the review discussion and recommendation:

Wayne K. Kamitaki, Chair
Christine H. H. Camp
Saedene K. Ota
Crystal K. Rose

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses our 2018 executive compensation program, and more specifically as it relates to the individuals serving as the Company’s Chairman and CEO, Paul K. Yonamine (“CEO”), President, A. Catherine Ngo, Chief Financial Officer (“CFO”), David S. Morimoto and the three (3) other most highly paid executive officers, David W. Hudson, Executive Vice President, Community Banking, Arnold D. Martines, Executive Vice President, Commercial Markets, and Blenn A. Fujimoto, Executive Vice President, Consumer Lending and Wealth Management. We refer to these executives as our Named Executive Officers (“NEOs”).

Executive Summary

Under the oversight of our Compensation Committee of the Board of Directors (the “Committee”), our executive compensation program is designed to attract, retain and incent talented individuals to lead our organization to achieve sustained growth and strong performance for the long term. It includes base pay set at or near the market median, while considering the breadth and scope of each position, with variable incentive opportunities that meet or exceed market based on achieving or exceeding key performance objectives. The performance measures used in 2018 to determine the funding level of the Annual Incentive Compensation Plan and the vesting of performance shares under the Long Term Equity Grant Program were 2018 Net Income and 2018 to 2020 average Return on Assets, respectively.

2018 Executive Compensation Highlights

•	Strong incentive compensation with short and long term performance alignment. In 2018, our Annual Incentive Compensation goal was based on budgeted Net Income (GAAP), the same metric as was used for the prior year. Two thirds (2/3) of the Long Term Equity Grant is based on targeted 3-year (2018, 2019 and 2020) average Return on Assets (ROA), which cliff vests at the end of the 3-year performance period, based upon the degree to which the goal is achieved. The other one-third (1/3) of the Long Term Equity Grant vests ratably over the 3-year time period.
Type of Compensation		Earnings Opportunity	Relevant Performance Metric	2018 Outcomes
Cash	Annual Cash Incentive (“ICP”)
Executive Incentive Pool funding is subject to attainment of 85% of Net Income goal at which the incentive pool will be funded at 50%. Maximum funding is 150% based on attainment of 115% of Net Income goal.
2018 Net Income compared to 2018 Budgeted Net Income
The Company achieved 102% of the Net Income goal (adjusted to exclude a non-recurring income tax benefit), which resulted in the pool being funded at 105% of target. In addition, the Company was able to add an additional 2.5% of funding due to exceeding a Customer Experience goal. The result was the overall incentive pool being funded at 107.5% of target. Individual payouts vary based on attainment of corporate, business plan, and personal goals.

Equity (subject to multi-year vesting)	2/3rds Performance-Based Restricted Stock Units (“PSUs”)	0% to 150% of Performance Award earned at end of 3-year period	Actual compared to budget 3-Year Average ROA (2018, 2019, 2020)	Not yet earned
	1/3rd Time-based Restricted Stock Units (“RSUs”)	Time-based step vesting, 1/3rd per year	Time	First tranche (1/3 of time-based RSUs) vests on 2/15/19

•	We believe our Executive Compensation is consistent with our Solid Financial Performance. The Company continued to realize solid growth on its balance sheet and ended the year with $5.8 billion in assets, primarily due to a strong increase in loan balances across all lines of business. Asset quality remained strong as non-performing assets were 0.05% of total assets at December 31, 2018. An increase in other operating expense was offset by higher gains in net interest income and other operating income, resulting in improvement in the efficiency ratio. Net income adjusted to exclude the impact of Tax Reform in the prior year, increased by 21.0%, year-over-year, and together with a strong capital position, allowed for the successful execution of a stock repurchase program. In addition, quarterly cash dividends continued in 2018 with an increase to $0.21 per share in the second quarter. Key factors contributing to the Company’s financial performance in 2018 included strong economic and business conditions in the State of Hawaii, as well as a focused strategy on building and strengthening customer relationships. Significant highlights for the year ended December 31, 2018 were as follows:
•	Net income was $59.5 million compared to $49.1 million in 2017 (adjusted to exclude the impact of Tax Cuts and Jobs Act)
•	Return on Assets was 1.05% compared to 0.89% in 2017 (adjusted to exclude the impact of Tax Cuts and Jobs Act)
•	Efficiency ratio improved to 63.59% compared to 64.19% in 2017 (Efficiency ratio for 2017 has been revised to reflect the reclassification of amortization of investments in low-income housing tax credit (LIHTC) partnerships from total other operating expense to income tax expense, in connection with a change in accounting policy adopted in the fourth quarter of 2018 related to the Company’s investments in LIHTC partnerships)
•	Total loans and leases increased by $307.8 million, or by 8.2%, over 2017
•	Total deposits decreased by $9.9 million, or by 0.2%, over 2017
•	Increase in quarterly cash dividend from $0.18 to $0.19 per share in the first quarter and from $0.19 to $0.21 per share in the second quarter
•	Non-performing assets declined by 24.5% to $2.7 million at year-end 2018 compared to $3.6 million at year-end 2017

•	Emphasis on variable pay for Chairman and CEO, Paul K. Yonamine. A significant portion of our CEO’s target compensation is comprised of variable short and long term pay. The exhibit below shows the target compensation for our CEO. The peer group benchmark for our CEO is the market median for Executive Chairs or CEO’s of the Compensation Peer Group.

CEO Target Compensation versus Compensation Peer Group Median

1.	Peer group data is of our Compensation Peer Group based on an analysis completed by McLagan in October 2018.
2.	Fixed pay represents base salary.
3.	Variable pay represents annual cash incentives and the current year Long Term Equity Grant at target payout amounts.

Key Areas of Focus and Results for 2018:

Focus on the Long Term
In 2018, the long term incentive plan design performance measure was 3-year average ROA. For our 2018 grant, 2/3 cliff vests based upon the attainment of our 3-year (2018, 2019, 2020) average ROA target.

Focus on Shareholder Support
99.74% approval from shareholders in our most recent Say on Pay vote for 2018. (vote submitted annually)
During 2018, the Company repurchased 1,155,157 shares of common stock, or approximately 3.8% of its common stock outstanding as of December 31, 2017.

Focus on Improving Efficiencies
We continue to focus on improving processes, upgrading systems and reducing expenses as evidenced by the continued improvement in the efficiency ratio. Efficiency ratio improved to 63.59% from 64.19% in 2017.
Focus on Data Monetize data analytics for revenue generation, cost efficiencies and improved productivity, data integrity and management through data governance.
Focus on the Employees
In 2018 as a result of the benefit of the Tax Cuts and Job Act, we increased our starting pay rate twice to $15.25/hour on January 1, 2018 and $16.00/hour effective December 1, 2018. These changes support our focus on creating an environment in which employees are engaged and empowered to do their best every day.

Focus on the Customer
Customer Experience continues to be a top initiative with the implementation of a Customer Experience Transformation Program to achieve process improvements, increase quality customer face time capacity, and create a customer-centric mind set.

Focus on Risk Take actions to manage and mitigate the Bank’s top risks with a focus on compliance and information security.

Compensation Governance

The Company’s executive compensation program is supported by strong corporate governance and Board oversight. The Committee meets on a regular basis and routinely meets in executive sessions without management present.

Executive Compensation Governance and Practices
Oversight and Governance
•
Independent Oversight of Executive Compensation. The Committee (comprised of independent directors) oversees and makes recommendations to the Board of Directors on compensation matters as it relates to all NEO’s. The Committee also evaluates and recommends to the Board, appropriate policies and decisions relative to executive officer compensation and benefits, including oversight design and administration of executive compensation programs and the Company’s compensation policies, practices, and incentive plans for non-executives. It also oversees preparation of executive compensation disclosures for inclusion in our Proxy Statement.

	•	Independent Board Members. Subject to the recommendation of the Committee, all of the independent directors of the Board review and approve the compensation for the Chairman & CEO and the President.

•
Independent Compensation Consultant. The Committee has retained McLagan, an Aon company, an independent executive compensation consulting firm for the financial services industry, to provide advice and recommendations on Board and executive compensation matters under the oversight and responsibilities as defined by the Compensation Committee Charter. The Committee in its sole discretion selects the consultant, approves their fees and defines their scope of responsibilities.

	•	Independent Legal Advisor. The Committee retains an independent legal advisor, Manatt Phelps & Phillips, LLP, to advise on executive compensation compliance with legal and regulatory requirements.

	•	Active Committee engagement. In 2018, the Committee held five (5) meetings to discuss compensation matters.
Alignment with Shareholder Interests
	•	Stock Ownership Guidelines. Our NEOs and Board members are subject to robust equity ownership guidelines.

Compensation Management & Risk Mitigation

•
Compensation Risk Management. Committee oversight includes evaluating and monitoring the Company’s compensation programs, policies, and practices, which could have a material adverse effect on the risk profile of the overall Company. The Committee conducts at least semi-annual reviews with the Committee-appointed senior risk officer to confirm that all compensation plans, structures, and arrangements do not have a reasonable likelihood to encourage excessive and unnecessary risk taking and do not pose a threat to the overall value of the Company. Reviews are conducted with the advice of the independent compensation consultant and independent legal advisor. The overall finding from these reviews is that the Company does not believe its plans, policies and practices individually or in their entirety encourage unnecessary or excessive risks that were reasonably likely to have a material adverse effect on the Company or threaten the overall value of the Company.

Executive Compensation Governance and Practices
•
Incentive Plan Risk Management. Our Annual Cash Incentive Plan is subject to threshold performance at which the incentive pool is funded at 50% of target funding level. At maximum performance, the incentive pool is capped at 150% of target funding level.

•
Long Term Equity Grant Risk Management. Cliff vesting applies to the performance share portion of the 2018 Long Term Equity Grant, which comprises 2/3 of the total 2018 Long Term Equity Grant. The award is capped at 150% of target shares.

	•	No Hedging. Pursuant to our Company Stock Trading Policy, executive officers and Board members are not permitted to engage in transactions that hedge their investments in Company equity.

•
Limitations on Pledging. Directors and executive officers of the Company may not pledge the Company’s stock as collateral for a loan without the prior consent of the Company’s Chairman and CEO or President.

Executive Compensation Features
•
Competitive Peer Analysis. Compensation decisions are made considering the compensation and performance data of our Compensation Peer Group. All components of executive compensation are reviewed at least annually in consultation with the Committee selected compensation consulting firm.

•
No Employment Agreements. None of the NEOs are covered under employment agreements that provide for any additional payments or benefits beyond what is generally available to all other employees if they terminate their employment for good reason, are terminated by the Company without cause, or voluntarily resign, assuming no change-in-control has occurred.

•
Executive Benefits. Our executives receive the same retirement, health and welfare and other benefits generally available to all employees. As noted in footnote (i) following the “Summary Compensation Table”, certain NEOs have received company-provided transportation services and relocation benefits.

	•	No 280G Excise Tax Gross-ups. Our executives are not entitled to any Section 280G excise tax gross-up payments.

•
Executive Retirement Benefits. Our executives are eligible to participate in the same 401(k) Plan as all other employees and the same Non-Qualified Deferred Compensation Plan available to a select group of management and highly compensated employees and are subject to the same eligibility requirements. Two NEOs earned a benefit under the Central Pacific Financial Corp. Defined Benefit Retirement Plan prior to the plan being frozen on December 31, 2002. Benefits under this plan were provided to all other employees eligible to participate in the plan prior to it being frozen.

One NEO is eligible to receive a fully vested nonqualified retirement benefit under a Supplemental Executive Retirement Plan (SERP) Agreement effective July 1, 2005.

Executive Compensation Philosophy and Objectives

The central principle of our compensation philosophy is that executive compensation should align with shareholders’ interests, without encouraging excessive and unnecessary risk that could threaten the overall value of the Company. The executive compensation program is designed to:

•	Drive performance relative to our strategic plan and goals, including financial performance.
•	Balance the risk of short-term operational objectives with the need to build long-term sustainable value.
•	Align executives’ long-term interests with those of shareholders by placing a portion of total compensation at risk, contingent on the Company’s performance, without encouraging unnecessary and excessive risks that threaten the overall value of the Company.
•	Attract and retain highly qualified executives to achieve our goals and to maintain an executive management group that can provide success and stability in leadership.
•	Deliver compensation effectively, providing value to the executive in an appropriately risk-controlled and cost- efficient manner.
•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.
•	Be supported by strong corporate governance, including oversight by the Company’s Board.

Our compensation program has multiple pay components, including a fixed annual base salary, variable annual cash incentive pay, variable annual long-term equity grants, and other benefits. We believe that over the long term, a combination of pay components is essential to drive executives to achieve strategic operating and financial goals. There is no set formula to determine the mix of the various pay components and the use of the components may change from year to year based on the Company’s circumstances, market conditions, and competitive market for executive talent. We discuss each of the pay components and the role they play in our overall compensation structure, in the “Compensation Framework” section below.

Say-on-Pay

The Company is required to hold a separate non-binding shareholder vote to approve the compensation of its NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “Say-On-Pay” proposal, permits shareholders to endorse or not endorse the Company’s executive compensation program. Because the shareholders’ vote is advisory, it is not binding on the Board or the Committee. However, when setting compensation and in determining compensation policies, the Committee took into account the results of the April 2018 shareholder advisory vote on executive compensation and will continue to consider the outcome of this vote each year.

Our shareholders approved the compensation of our NEOs as disclosed in the Proxy Statement for the 2018 annual meeting. 99.74% of our shareholders voting at the 2018 annual meeting voted in favor of the Company’s executive compensation program. The Committee believes that the result of this vote is evidence that the Company's compensation policies and decisions are in the best interests of its shareholders and currently expects to apply similar principles going forward.

Compensation Committee Activity and Key Initiatives During 2018

The Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position to meet the goal of attracting, retaining, and motivating key executives without encouraging unnecessary and excessive risk that could pose a threat to the overall value of the Company.

•	Role of Executives in Compensation Committee Deliberations. The Committee may request that the Chairman & CEO and/or the President be present at Committee meetings to discuss executive compensation and evaluate the performance of both the Company and individual executives. Other executives may be requested to attend Committee meetings to provide pertinent financial, legal, or operational information. Executives in attendance may provide their insights and suggestions, but only independent Committee members may vote on decisions regarding executive compensation and other Company compensation matters for recommendation to the Board.

The Chairman & CEO and/or the President do not provide recommendations for their own compensation. The Committee may discuss compensation with them, but the Committee makes final deliberations in an executive session. Based on these deliberations, the Committee submits its recommendations to the entire group of independent members of the Board for approval. Compensation decisions for the Chairman & CEO and the President are based on a variety of factors including but not limited to, Company performance, regulatory restrictions and guidance, periodic market reviews, and recommendations from independent external executive compensation consultants and legal counsel. For all other executives, the Committee considers the Chairman & CEO and/or the President proposals. For all of the NEOs, including the Chairman & CEO and the President, the Committee obtains and considers input from outside advisors including review of market and peer compensation data and trends in making its recommendations to the Board.

In 2018, the Committee completed the following initiatives and actions related to executive compensation:

•	Incentive Plan Review. Reviewed and discussed the various compensation and incentive arrangements regarding their merits and to confirm they do not encourage any unnecessary and excessive risk that may threaten the value of the Company. These reviews included analysis and feedback from the designated senior risk officer (“SRO”), our SVP, Director of Internal Audit & Credit Review, as well as, consultation and perspective from Human Resources, Finance, Compliance, Corporate Legal, Credit and Risk, outside legal counsel and executive compensation consultants, where appropriate.
•	Executive Compensation Actions
○	Approved the 2017 Annual Incentive Compensation Plan payments for Managing Committee members, including NEOs, based on the achievement of corporate, business plan and personal goals.
○	Reviewed and approved changes to 2019 base salary and incentive opportunity for Managing Committee members, including NEOs.
○	Approved the 2019 Annual Incentive Plan design both for Managing Committee members, including NEOs, and for Non-Managing Committee participants.
○	Approved the 2019 Long Term Equity Grant plan design for Managing Committee members, including NEOs.
•	Board and Committee Performance and Compensation Actions
○	Reviewed results of the 2017 Compensation Committee Self-Assessment.
•	Other Committee Actions
○	Reviewed Board of Directors Fees for 2018
○	Reviewed the independence of McLagan and its consultants.
○	Reviewed the independence of Manatt, Phelps & Phillips, LLP and its advisors.
○	Received a 2018 regulatory update from McLagan.
○	Approved an update to the Compensation Peer Group.
○	Approved the 2018 Equity Grant Budget.
○	Updated and approved the Stock Ownership Guidelines.
○	Reviewed executive and director stock ownership levels as related to the Stock Ownership Guidelines.
○	Reviewed and approved the 2018 Proxy Compensation Discussion and Analysis.
○	The Committee approved the appointment of Paul K. Yonamine as Chairman & CEO of CPF and Executive Chairman of CPB
○	The Committee approved the appointment of A. Catherine Ngo as President of CPF and President and CEO of CPB.

Pay Level and Benchmarking

Benchmarking is an important part of our executive compensation review process. It includes an external review against peer companies and an internal review, based on pay equity, job scope, responsibility and experience. McLagan, an executive compensation consulting firm, is retained to provide consultation to the Committee on the Company’s NEO compensation as compared to our peers.

Each year, with assistance from McLagan, the Compensation Committee reviews the compensation practices of our peers in order to assess the competitiveness of the compensation arrangements of our NEOs. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. Benchmarking is used by the Compensation Committee primarily to ascertain competitive total compensation levels (including base salary, equity awards, cash incentives, and employee benefits) with comparable institutions. Peer performance, market factors, our performance and personal performance are all factors that the Compensation Committee considers when establishing total compensation, including incentives.

Compensation Peer Group

The Compensation Committee reviews the composition of the Compensation Peer Group on an annual basis and modifies the group as necessary as a result of mergers, changes to banks within the group, or changes within the Company. The 2018 compensation peer group was selected based on certain current market criteria, including the following:

1.	Publicly-traded United States banks with executive compensation reported in public filings.
2.	Western banks with assets between $2.5 billion and $8 billion (except for Territorial Bancorp and Columbia Banking System) or Non-Western banks located in a metro area with assets between $3 billion and $8 billion.
3.	Excludes thrifts (except for Territorial Bancorp and American Savings Bank)
4.	Excludes banks with currently outstanding public severe enforcement actions.

The selection criteria resulted in a group of twenty (20) peers. The Company was positioned at the forty-eighth (48th) percentile in terms of asset size at the time of most recent comprehensive review of the Peer Group members.

Rank	Company Name	Ticker	City	State
1	Columbia Banking System Inc.	COLB	Tacoma	WA
2	Union Bankshares Corp	UBSH	Richmond	VA
3	CVB Financial Corp.	CVBF	Ontario	CA
4	LegacyTexas Finl Group Inc	LTXB	Plano	TX
5	TowneBank	TOWN	Portsmouth	VA
6	Opus Bank	OPB	Irvine	CA
7	Independent Bank Corp.	INDB	Rockland	MA
8	First Financial Bankshares	FFIN	Abilene	TX
9	American SB FSB	HE	Honolulu	HI
10	HomeStreet Inc.	HMST	Seattle	WA
11	Westamerica Bancorp.	WABC	San Rafael	CA
12	Sandy Spring Bancorp Inc.	SASR	Olney	MD
13	Hanmi Financial Corp.	HAFC	Los Angeles	CA
14	Century Bancorp Inc.	CNBKA	Medford	MA
15	TriCo Bancshares	TCBK	Chico	CA
16	Washington Trust Bancorp Inc.	WASH	Westerly	RI
17	Pacific Premier Bancorp	PPBI	Irvine	CA
18	Heritage Financial Corp.	HFWA	Olympia	WA
19	CU Bancorp	CUNB	Los Angeles	CA
20	Territorial Bancorp Inc.	TBNK	Honolulu	HI

2018 Executive Compensation

Compensation Framework

	Compensation Element / Purpose	Fixed or At Risk	Annual or Long Term	Cash or Equity	2018 Highlights
Annual Cash Compensation
Base Salary
Reflects each executive’s position, individual performance, experience, and expertise. In general, our compensation structure sets base pay at approximately the 50th percentile relative to peer banks.
		Fixed	Annual	Cash	•	All NEOs received an adjustment in base salary effective 4/1/18 to further align with market.
					•	Additionally, Mr. Morimoto received an additional adjustment in base salary effective 10/1/2018 due to an increase in responsibility.

	Annual Cash Incentives Provides variable compensation based on achievement of Company, Business Plan and Personal objectives.	At Risk	Annual	Cash / Equity	Funding of the 2018 Annual Incentive Compensation Plan (“ICP”) Pool
					•	No change in funding methodology from 2017 to 2018.
					•	Funding of the pool is determined and approved by the Committee and is subject to Net Income performance against our annual target (budget).
					•	Based on the Company’s Net Income performance against target, it was calculated that the pool should be funded at 105% of target funding.
					•	An additional multiplier was available in the plan if the average customer experience goal was exceeded. This resulted in an additional two and one-half percent (2.5%) funding of the incentive pool.
•
For 2018, 50% of the award is payable in cash, 50% in equity with a three year time vest. The percentage of the award payable in cash increases as performance exceeds target. The entire incentive award is payable in cash if 107% of target Net Income is achieved.

Individual ICP Awards.
					•	Individual awards are determined based on pool funding and overall corporate, business plan and personal performance.
					•	Individual awards may range from 0% to 150% of target.
					•	Plan allows for up to a plus or minus 15% adjustment to award.
					•	For 2018, incentive plan payments for NEOs ranged between 21% to 71% of annual base salary.

	Compensation Element / Purpose	Fixed or At Risk	Annual or Long Term	Cash or Equity	2018 Highlights
Long Term Equity Incentive Compensation
	Performance Share Units (PSUs) Provides incentives to motivate and retain executives and to reward for long term Return on Assets (ROA) performance against target.	At Risk	Long Term	Equity	•	Consistent with prior years, the Committee continued to use a mix of performance-based PSUs and time-based RSUs.
					•	2/3 of the annual grant is in PSUs that cliff vest after three years based on attainment of three-year average ROA for 2018, 2019 and 2020.
					•	1/3 of annual grant is in RSUs that vests one-third per year for three years.

	Restricted Stock Units (RSUs) Provides incentives for retention and long-term creation of shareholder value over the three year period.	At Risk	Long Term	Equity

Benefits & Perks	Health, Welfare, Retirement Programs and Perquisites	NA	Annual	NA	•	Executives receive the same health, welfare and retirement benefits generally available to all other employees.
					•	The company provided transportation services and relocation benefits for certain NEOs in 2018.

Salary

We pay our executives cash salaries intended to be competitive and consider the executive’s experience, performance, responsibilities, and past and potential contribution to the Company. The objective of paying salary is to provide a base level of compensation to fairly reflect the executive’s job and scope of the role performed within the Company. There is no specific weighting applied to the factors considered in setting the level of base salaries, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of our compensation philosophy and objectives, with the guidance and support from an independent executive compensation consultant. While there continues to be a strong focus on collaboration and teamwork, modest adjustments have been made to base salaries over time to recognize the differences in the scope of the positions and individual contributions.

In making salary decisions, the Committee also considers the positioning of projected total compensation with target-level performance incentives. Because we set incentive opportunities as a percentage of salary, changes in salary have a compound effect on total compensation. Before recommending salary changes to the Board, the Committee reviews the projected total compensation based on the proposed salaries, considering both internal and external equity, and confirms that total compensation for the CEO and other NEOs are appropriately aligned with the market.

The base salaries of all NEOs were within acceptable ranges of the peer benchmarks. The table below shows the NEOs’ annual base salaries at the beginning of 2018 and with subsequent adjustments to base salaries during 2018.

Name	Position	1/1/2018	4/1/2018	10/1/2018
Paul K Yonamine[1]	Chairman & Chief Executive Officer			$562,500
A. Catherine Ngo	President	$400,000	$450,000
David S. Morimoto	Executive Vice President, Chief Financial Officer & Treasurer	$270,000	$300,000	$350,000
David W. Hudson	Executive Vice President, Community Banking	$227,000	$250,000
Arnold D. Martines	Executive Vice President, Commercial Markets	$225,000	$250,000
Blenn A. Fujimoto	Executive Vice President, Consumer Lending & Wealth Management	$230,000	$250,000
1.	Paul K. Yonamine was hired as Chairman & CEO on October 1, 2018.

Annual Variable Cash Compensation

We use annual variable cash compensation to focus executives’ attention on current strategic priorities to drive achievement of short-term corporate objectives and to align their interests with our shareholders. Our NEOs participate in an Annual Incentive Compensation Plan under which the Committee approves an incentive pool with funding tied to threshold achievement of eighty-five percent (85%) of budgeted Net Income. At threshold, the incentive pool is funded at fifty percent (50%); funding increases based on the level of Net Income results and is capped at one hundred fifty percent (150%) for achievement of one hundred fifteen percent (115%) or more of budgeted Net Income. Actual opportunity for each executive is based on a percentage of base pay. If the pool funding is in excess of the collective formula amounts for NEOs, the remaining balance may be provided as a funded discretionary distribution to NEOs based on performance and/or may be used to increase the incentive opportunity available to non-NEOs. For 2018, the incentive opportunity was a combination of cash and equity with the equity component subject to a three (3) year time vest. The amount of cash earned versus equity increases as the percentage attainment of Net Income increases. At 107% of Net Income, 100% of the incentive is paid in cash.

Budgeted Net Income for 2018 was set during the 2018 budgeting process and was determined with consideration of our continued improvement and outlook in financial performance, including loan and deposit growth, credit risk profile, operational efficiencies and capital position.

In line with our 2018 customer experience initiative, the Plan includes a customer experience multiplier in the incentive pool funding calculation. The multiplier is based on the Company’s overall customer feedback score, and could increase or decrease the final pool up to ten percent (10%).

Incentive pool funding based on actual results is summarized in the table below with maximum funding capped at one hundred fifty percent (150%) of target funding, subject to increase by up to ten percent (10%) if the maximum customer experience multiplier were achieved.

Description	Net Income		Pool Funding %	Incentive Pool Funding
				Cash	Equity
Threshold Funding @ 85% of Net Income Target	$49,142,750		50%	$296,330	$275,404
Target Funding @ 100% of Net Income Target	$57,815,000		100%	$592,660	$550,809
Maximum Funding @ 115% of Net Income Target	$66,487,250		150%	$1,715,203	$0.00
Maximum Funding @ 115% of Net Income Target Plus Maximum CX Goal of 10%				$1,886,723	$0.00
Actual 2018 Net Income @ 105% of Target Net Income	$58,793,000	[1]	105.0%	$742,357	$458,285
Customer Experience (CX) Goal Multiplier			2.5%	$30,016
Approved Incentive Pool Funding				$772,373	$458,285
1.	Actual Net Income excludes a non-recurring income tax benefit.

The pool funding percentage is calculated using the following interpolation table, based on percentage of target Net Income achieved, rounded to the nearest whole percentage (up or down per standard rounding) of such target Net Income:

% of Net Income Target			Pool Funding
85%	to	90%	50.00%	to	75.00%
91%	to	99%	77.50%	to	97.50%
100%			100%
101%	to	110%	102.50%	to	125.00%
111%	to	115%	130.00%	to	150.00%

Performance goals are focused on a common set of corporate and business plan goals aligned with the board approved budget, annual business plan, and a variety of personal performance goals, focused on financial results, leadership and development.

A summary of the incentive opportunities and goal weightings is as follows:

	Target Incentive Opportunity as a % of Base Salary	Annual Performance Goal Categories
	Effective Date	Corporate	Business Plan	Personal
Executive	1/1/2018	Goal Weighting
Paul K. Yonamine[1]	0%	na	na	na
A. Catherine Ngo	65%	60%	10%	30%
David S. Morimoto	40%	50%	20%	30%
David W. Hudson	30%	40%	30%	30%
Arnold D. Martines	30%	40%	30%	30%
Blenn A. Fujimoto	30%	40%	30%	30%
1.	Due to Paul K. Yonamine’s October 1, 2018 date of hire, no incentive opportunity target was set for him for 2018. In 2019, Mr. Yonamine’s incentive opportunity target will be seventy five percent (75%) of annual base salary.

Achievement of performance goals is based on a five point rating scale as follows:

Performance Rating	% Achieved
5	200%
4	150%
3	100%
2	50%
1	0%

The following performance results indicate ratings received based on the rating scale above:

In February 2019, the Committee approved the payment of cash incentives to NEOs. The amount of the awards was based on the results of corporate, business plan and personal goals compared to target. The table below summarizes the performance rating in each category.

Goals	Performance Rating	Goals Assigned NEOs
CORPORATE GOALS
Net Income: $57.815 Million – Achieved $58.793 Million	3.00	All NEOs

ROA: 1.01% – Achieved 1.03%	3.00	All NEOs

BUSINESS PLAN GOALS
Customer Experience Differentiation	3.50	David W. Hudson
		Blenn A. Fujimoto

Efficiency	3.50	David S. Morimoto
		Arnold D. Martines

Target Markets	4.00	Blenn A. Fujimoto

Risk	3.50	A. Catherine Ngo
		David S. Morimoto
		David W. Hudson
		Arnold D. Martines
		Blenn A. Fujimoto

PERSONAL GOALS	Varies	All NEOs

Personal goals are customize for each NEO and are assigned to the following categories: (1) Customer Experience/Process Improvement (2) Financial Results (3) Personal/Professional Development (4) Job Specific Duties & Major Projects

Based on the NEOs’ performance ratings, the table below summarizes the payment attained by each NEO in each category, as well as the overall award achieved. Due to Paul K. Yonamine’s October 1, 2018 date of hire he was not a participant in the annual cash incentive plan, however, as a result of his strong leadership on the Company’s digital, sales, and Japan market strategies, the Committee recommended and the Board approved an incentive payment of $135,000.

				Total Target Award @ 105% of Target	Calculated Award Based on Goal
Name	Base Pay	ICP %	Target ICP$		Corporate	Business Plan	Personal	Total	Rounded Award	Plus / Minus 15%	Final Award
a	b	c	d	e	f	g	h	i	j	k	l
A. Catherine Ngo	$437,500	65%	$284,375	$298,594	$179,156	$37,324	$101,223	$317,703	$320,000		$320,000
David S. Morimoto	$305,000	40%	$122,000	$128,100	$64,050	$32,025	$57,645	$153,720	$160,000	$15,000	$175,000
David W. Hudson	$244,250	30%	$73,275	$76,939	$30,776	$28,852	$37,623	$97,251	$100,000	$10,000	$110,000
Arnold D. Martines	$243,750	30%	$73,125	$76,781	$30,713	$28,793	$46,069	$105,574	$110,000	$15,000	$125,000
Blenn A. Fujimoto	$245,000	30%	$73,500	$77,175	$30,870	$31,835	$28,941	$91,646	$100,000	$5,000	$105,000
Total Pool				$657,589							$835,000
e.	Total target incentive opportunity based on achieving 102% of Net Income goal. Award opportunity calculated at 105% of target award (column “d”).
j.	Calculated award amounts rounded up to the next highest $10,000
k.	David S. Morimoto, David W. Hudson, Arnold D. Martines and Blenn A. Fujimoto all received an adjustment as allowed under the Plan.

Long-Term Incentives

We use long-term incentives (“LTIs”) to encourage ownership, foster retention, and align executives’ interests with the long-term interests of shareholders.

In 2018, the Committee recommended to the Board and the Board approved a long-term equity grant with both performance and time features. The incentive opportunity for each NEO as well as the plan design was developed in consultation with compensation consultants, McLagan. The amount of equity received by each NEO was determined as a percentage of base salary as follows:

Name	2018 Equity Opportunity as a % of Base Pay
Paul K. Yonamine[1]	na
A. Catherine Ngo	75%
David S. Morimoto	50%
David W. Hudson	35%
Arnold D. Martines	35%
Blenn A. Fujimoto	35%
1.	Paul K. Yonamine was not eligible to participate in the 2018 Annual Long Term Incentive Plan (LTI) due to his October 1, 2018 date of hire. In 2019, Mr. Yonamine will be eligible to participate in the LTI with a target opportunity of eighty percent (80%) of annual base salary.

On February 15, 2018, the NEOs received long-term equity grants of PSUs and RSUs under the 2013 Stock Compensation Plan, with the PSUs subject to performance vesting and the RSUs subject to time vesting. For each performance vested portion, the performance criteria is based on 2018, 2019 and 2020 average Return on Assets (ROA) as described below. Shares will cliff-vest on February 15, 2021, with the number of shares then to be issued based upon the level of attainment of 2018, 2019 and 2020 average ROA. The 2018, 2019 and 2020 average ROA target was based on a 3-year financial forecast that was utilized by Management and the Board in their strategic planning and capital planning process.

The performance criteria and target goal for the 2018 Long-Term Equity Grant are described below.

•	With respect to one-third (1/3) of the grant (RSUs), vesting is time-based, wherein the grant vests in equal amounts over a three-year period.
•	With respect to two-thirds (2/3) of the grant (PSUs), vesting is subject to attainment of 95% (threshold) of Board-approved 3-year (2018, 2019, 2020) average ROA. This ROA target was established using reasonable assumptions of the economy and market interest rates that were largely aligned with market consensus estimates at the time. If threshold is not achieved, all shares will be forfeited. If threshold is achieved, the actual number of shares earned will be based on the level of ROA achievement, with Stretch Opportunity capped at 150% of target.
•	The number of RSUs and PSUs granted on February 15, 2018 to NEOs is provided in the Grants of Plan-Based Awards table below.

Other Compensation

NEOs are provided the same level of benefits as all other employees. As such, they are eligible to participate in the Company 401(k) Retirement Savings Plan which provides for a Company match, as well as standard health, life and disability insurance benefits. In addition NEOs receive certain perquisites such as transportation services and relocation benefits. The total amounts of these items are reflected in the “All Other Compensation” column of the Summary Compensation Table. The Committee believes that these items enhance the effectiveness of our key executives and are consistent with industry practices in comparable banking companies. The Committee regularly reviews the benefits and perquisites we provide.

Adjustment or Recovery of Awards

Our long-term incentive plan currently permits us to cancel or terminate outstanding awards for any reason (which would include misstated or restated financial results). In addition, Section 304 of the Sarbanes-Oxley Act mandates the recovery of incentive awards that would not have otherwise have been paid in the event we are required to restate our financial statements due to noncompliance with any financial reporting requirements as a result of misconduct. In that case, the CEO and CFO must reimburse us for (1) any bonus or other incentive or equity-based compensation received during the twelve (12) months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve (12) months. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Securities and Exchange Commission to direct national securities exchanges to prohibit the listing of any security that fails to adopt a compliant clawback policy for any current or former executive officer if the company is required to file a financial restatement as a result of material noncompliance with applicable securities laws. This clawback applies to incentive-based compensation during the 3-year period preceding the date on which the issuer is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The Securities Exchange Commission has proposed but has not yet finalized rules directing the NYSE and other national securities exchanges to implement Section 954 of the Dodd-Frank Act.

Timing of Equity Grants

On October 25, 2006, we adopted guidelines regarding the equity grant process and related controls. The guidelines, which were reviewed and readopted (with minor changes) on May 20, 2011, are to help ensure that all equity grants are reported and disclosed correctly and accurately, are properly accounted for, and receive proper tax treatment. The grant guidelines are designed to avoid making regular grants during a regularly scheduled Company blackout period, to avoid having the timing of grant dates be affected by material nonpublic information, and to confirm the use of no less than the closing price of our stock on the grant date. Grants take place on the fifteenth (15th) day of February, May, August and November or the next available trading day if the fifteenth falls on a holiday or weekend.

Stock Ownership Guidelines

On May 31, 2012, the Board reinstated Stock Ownership Guidelines applicable to all Board members and executive officers of the Company and Bank. The purpose of the guidelines is to define ownership expectations for these individuals to more closely align with our shareholders.

Due to the executive restructuring in October 2018, the Guidelines were updated by the Board Compensation Committee and is scheduled to go the Board in 2019 for adoption. The following is a summary of the current Stock Ownership Guidelines.

Position	Multiple of Base Pay or # of Shares	Timeframe to Achieve Multiple
Chairman of the Board	Lesser of 25,000 shares or the value of two times annual base salary	5 years

Non-Employee Director	Lesser of 25,000 shares or the value of five times 50% of the annual retainer	5 years

President & CEO	50% of the after-tax net amount of shares granted and vested after May 1, 2012 until such time as the amount of ownership has a market value of four times annual base salary	5 years
Should the multiple not be achieved within the stated timeframe, 100% of the net, after-tax shares vested after the end of the timeframe, must be held until the multiple is achieved.

Executive Vice President	50% of the after-tax net amount of shares granted and vested after May 1, 2012 until such time as the amount of ownership has a market value of 1 ½ times annual base salary	5 years
Should the multiple not be achieved within the stated timeframe, 100% of the net, after-tax shares vested after the end of the timeframe, must be held until the multiple is achieved.

Employment Agreements

None of the current NEOs has an employment agreement with the Company and each is employed on an “at will” basis.

Change-In-Control Agreement

None of our NEOs has a change in control agreement. All NEOs hold unvested options or restricted stock units granted under the Company’s 2004 Stock Compensation Plan or the 2013 Stock Compensation Plan. Recent awards under these plans provide for accelerated vesting upon a change-in-control only in the event that employment also terminates in connection with the change-in-control. See the “Potential Payments Upon Change-in-Control” section later in this document.

Tax and Accounting Considerations

We consider tax and accounting implications in designing our compensation programs. For example, in selecting long-term incentive compensation elements, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard ASC Topic 718), we must expense the grant-date fair value of share-based grants such as restricted stock, restricted stock units, performance shares, and SARs settled in our stock. The grant-date fair value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues. Section 162(m) of the Internal Revenue Code generally places a limit on the tax deduction for compensation in excess of $1 million paid in 2018 or in any subsequent taxable year to any of our NEOs or to anyone who was an NEO at any time after December 31, 2016. Beginning in 2018, performance-based compensation is subject to this deduction limit unless paid pursuant to an agreement in effect on November 2, 2017, and not thereafter modified. The Committee has retained the flexibility, however, to pay compensation including incentive compensation, that would exceed the $1 million deduction limit of Section 162(m) of the Internal Revenue Code, and as a result may not be deductible by us for income tax purposes because the Committee believes that doing so permits it to make compensation decisions that are consistent with the best interests of our shareholders.

Conclusion

The Committee and the Board believe that it is important to provide market-based compensation that will attract and retain highly talented executives with the appropriate competencies and skills necessary for the Company’s continued success. Such compensation would include the full range of compensation components, including incentive awards that vary with financial performance, based on achieving our strategic plan and goals without encouraging excessive and unnecessary risk that could threaten the overall value of the Company. Equally important is the need to maintain shareholder confidence and to comply with regulatory executive compensation restrictions and guidance by developing appropriate compensation structures.

Therefore, the Committee evaluates our compensation program and its related components on an ongoing basis. Adjustments are made to the compensation structure as appropriate to maintain the Company’s competitive position for executive talent, consistent with our compensation philosophy and objectives, and within the parameters of regulatory restrictions and guidance. The Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a thoughtfully designed compensation structure which focuses on the achievement of short-term objectives, and affirms the philosophy for driving long-term shareholder value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2018, the Committee of the Company was composed entirely of the following four (4) independent Directors: Wayne K. Kamitaki (Chair) Christine H. H. Camp, Saedene Ota and Crystal K. Rose. None of the Committee members were or are current or former officers or employees of the Company. Relationships that members of the Committee have had and/or maintain with the Company are described in the “Corporate Governance and Board Matters-Director Independence and Relationships” section.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation earned by each of the NEOs for the fiscal year ended December 31, 2018, 2017 and 2016 to the extent such executives served as NEOs during such periods. The material terms of compensation of the NEOs are discussed above in the “Compensation and Discussion Analysis”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul K. Yonamine Chairman & Chief Executive Officer	2018	$129,808	$135,000	$0	$0	$0	$0	$21,794	$286,602
A. Catherine Ngo President	2018	$436,539		$299,994		$320,000	$0	$18,182	$1,074,715
	2017	$407,692	$0	$299,977	$0	$300,000	$0	$16,284	$1,023,953
	2016	$400,000	$0	$299,999	$0	$336,000	$0	$15,040	$1,053,055
David S. Morimoto Executive Vice President, Chief Financial Officer & Treasurer	2018	$303,462		$134,982		$175,000	$0	$10,415	$623,859
	2017	$275,192	$0	$134,971	$0	$150,000	$8,714	$11,026	$579,903
	2016	$248,750	$0	$95,985	$0	$135,000	$4,473	$11,876	$496,084
David W. Hudson Executive Vice President Community Banking	2018	$259,193		$79,429		$110,000	$0	$14,469	$463,091
	2017	$231,365	$0	$79,423	$0	$105,000	$0	$13,873	$429,661
	2016	$226,708	$0	$79,432	$0	$135,000	$0	$13,144	$454,284
Arnold D. Martines Executive Vice President, Commercial Markets	2018	$243,269		$78,723		$125,000	$0	$13,172	$460,164
	2017	$229,327	$0	$78,749	$0	$105,000	$0	$13,507	$426,583
	2016	$194,560	$0	$154,551	$0	$120,000	$0	$10,588	$479,699
Blenn A. Fujimoto Executive Vice President Consumer Lending & Wealth Management	2018	$244,616		$80,489		$105,000	$0	$12,119	$442,224
	2017	$234,423	$0	$80,482	$0	$115,000	$5,524	$13,354	$448,783
	2016	$230,000	$0	$180,487	$0	$110,000	$3,486	$13,439	$537,412
(c)	For year 2018, this column represents actual salary earned at year-end 2018. David W. Hudson base salary includes the prorated equivalent of $25,000 in interim pay during 2018 for the increased responsibility of managing the bank’s operations division for a portion of the year.
(d)	Due to Paul K. Yonamine’s October 1, 2018 date of hire, he was not eligible to receive an award under the 2018 Annual Incentive Compensation Plan. However, based on his strong leadership on the Company’s digital, sales, and Japan market strategies, the Board approved a special bonus for him. A portion of the bonus will be paid in equity in 2019, and will vest ratably over three years. This column includes the total bonus amount, inclusive of cash and equity. The equity portion is valued at $51,530.
(e)	For year 2018, this column represents the value of PSUs and RSUs granted on February 15, 2018, at the closing share price of $29.44. With respect to PSUs, which were two-thirds (66.67%) of the grant, vesting is subject to attainment of a threshold of 95% of Board approved 3-year average (2018, 2019, 2020) target Return on Assets (ROA). If threshold is not achieved, all PSUs will be forfeited. If threshold is achieved, PSUs will cliff vest on February 15, 2021. Actual PSUs earned will be based on the 3-year average (2018, 2019, 2020) ROA results, with a stretch opportunity capped at 150% of target. The PSUs granted in 2018 were valued based on the probability that the 3-year average (2018, 2019, 2020) ROA will be achieved at 100% of target ROA. Based on the closing price of $29.44 at the time of grant, the value of the PSUs (66.67% of the total) that the NEOs are eligible to receive at the maximum performance level is as follows: A. Catherine Ngo - $299,964, David S. Morimoto – $134,982, David W. Hudson - $79,429, Arnold D. Martines - $78,723, Blenn A. Fujimoto - $80,489. With respect to the remaining one-third (33.33%) portion of the grant, vesting is time-based, whereby shares vest equally over a three-year period.
(g)	For year 2018, this column represents a Board-approved award under the Annual Incentive Compensation Plan, based on 2018 corporate, business plan and personal performance results for Ms. Ngo and Messrs. Morimoto, Hudson, Martines and Fujimoto. Due to Paul K. Yonamine’s October 1, 2018 date of hire, he was not eligible to receive an award under the 2018 plan. As described in the Annual Variable

Cash Compensation section above, based on 2018 corporate, business plan and personal performance results, a portion of the Annual Incentive Compensation will be paid in equity in 2019, and will vest ratably over three years. This column includes the total award values, inclusive of cash and equity. The values of the equity portion of the award the NEOs will receive are as follows: A. Catherine Ngo - $122,144, David S. Morimoto - $66,798, David W. Hudson - $41,987, Arnold D. Martines - $47,713, Blenn A. Fujimoto - $40,079.

(h)	David S. Morimoto and Blenn A. Fujimoto have an accrued benefit under the Central Pacific Financial Corp. Defined Benefit Retirement Plan, which was earned prior to the plan being frozen on December 31, 2002. Between December 31, 2015 and December 31, 2016, the benefit value increased by $4,473 for Mr. Morimoto and $2,669 for Mr. Fujimoto. Between December 31, 2016 and December 31, 2017, the benefit value increased by $8,714 for Mr. Morimoto and $4,652 for Mr. Fujimoto. As of December 31, 2018, nothing is reported in the Summary Compensation Table for Messers Morimoto and Fujimoto, as there was a decrease of $6,087 and $2,081, respectively, in the actuarial present value of their benefit between December 31, 2017 and December 31, 2018. Also included in this column for Mr. Fujimoto, is the change in value of his Supplemental Executive Retirement Plan agreement, which increased by $817 between December 31, 2015 and December 31, 2016 and by $872 between December 31, 2016 and December 31, 2017; with nothing reported for 2018 as a result of a decrease in value by $209 between December 31, 2017 and December 31, 2018.
(i)	This column represents other compensation earned by the NEOs, including, but not limited to, 401(k) Company contributions, transportation services and travel, as detailed below, for each NEO during 2018. The table below further details “All Other Compensation” reported in the Summary Compensation Table.
Name	401(k) Retirement Savings Plan	Other Compensation		Total All Other Compensation
Paul K. Yonamine	$0	$21,794	[1]	$21,794
A. Catherine Ngo	$11,000	$7,182	[2]	$18,182
David S. Morimoto	$8,243	$2,172		$10,415
David W. Hudson	$11,000	$3,469	[3]	$14,469
Arnold D. Martines	$11,000	$2,172		$13,172
Blenn A. Fujimoto	$8,915	$3,204		$12,119
1.	Mr. Yonamine – Includes relocation expenses and transportation services
2.	Ms. Ngo – Includes transportation services
3.	Mr. Hudson – Includes wellness credit and taxable value of awards

GRANTS OF PLAN-BASED AWARD TABLE

GRANTS OF PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Awards $	Grant Date Fair Value of Stock and Option Awards(4) $
Name	Grant Type	Grant Date	Threshold $	Target $	Max $	Threshold #	Target #	Max #
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Paul K. Yonamine	Cash Incentive[1]			$0			$0
	RSU[2]
	PSU[2]
A. Catherine Ngo	Cash Incentive[1]		$146,250	$292,500	$438,750
	RSU[2]	2/15/2018							3,397			$100,008
	PSU[2]	2/15/2018				6,453	6,793	10,189				$199,986
David S. Morimoto	Cash Incentive[1]		$60,000	$120,000	$180,000
	RSU[2]	2/15/2018							1,528			$44,984
	PSU[2]	2/15/2018				2,904	3,057	4,585				$89,998
David W. Hudson	Cash Incentive[1]		$37,500	$75,000	$112,500
	RSU[2]	2/15/2018							899			$26,467
	PSU[2]	2/15/2018				1,709	1,799	2,698				$52,963
Arnold D. Martines	Cash Incentive[1]		$37,500	$75,000	$112,500
	RSU[2]	2/15/2018							891			$26,231
	PSU[2]	2/15/2018				1,693	1,783	2,674				$52,492
Blenn A. Fujimoto	Cash Incentive[1]		$37,500	$75,000	$112,500
	RSU[2]	2/15/2018							911			$26,820
	PSU[2]	2/15/2018				1,731	1,823	2,734				$53,669
1.	The funding of the Annual Incentive Compensation Plan requires a minimum level of overall Company performance before any individual incentive award can be made. The incentive pool is funded upon achieving a minimum of 85% of budgeted Net Income. At threshold, the incentive pool is funded at fifty percent (50%); thereafter, funding increases based on the level of Net Income results and capped at one hundred fifty percent (150%). In addition, the Plan includes a customer experience multiplier for the incentive pool calculation. The multiplier is based on the Company’s overall customer feedback score, and could increase or decrease the final pool by plus or minus ten percent (10%).

As described in the Summary Compensation Table section above, a portion of the awards under the 2018 Annual Incentive Compensation Plan will be paid in equity in 2019, and will vest ratably over three years.

2.	On February 15, 2018, the NEOs received a Board approved grant, with the following features:
•	One-third (33.33%) of the grant - RSUs vest based on time evenly over a three-year period.
•	Two-thirds (66.67%) of the grant - PSUs vest based on attainment of Board approved 3-year average (2018, 2019 and 2020) ROA. If 95% of target (threshold) is not achieved, all shares will be forfeited. If threshold is achieved, the actual number of shares earned will be based on the level of 3-year average ROA achievement, with a stretch opportunity capped at 150% of target shares.

Paul K. Yonamine was not eligible to participate in the 2018 Annual Long Term Incentive Plan due to his October, 1, 2018 date of hire.

e.	This column reflects the target annual cash incentive amounts. Individual target incentives were based on a percentage of salary. The target award amounts were based on salaries as of April 1, 2018, when the NEOs received a salary adjustment. Target amounts will adjust as base salary changes throughout the year. Final target amounts are based on 2018 aggregated base salaries. In February 2019, the Committee approved the payment of incentives to NEOs based on achieving 102% of the budgeted Net Income target which equated to incentive pool funding at 105% of target. Paul K. Yonamine was not eligible to participate in the 2018 Annual Incentive Compensation Plan due to his October, 1, 2018 date of hire.
m.	This column represents the value of PSUs and RSUs granted on February 15, 2018, at the closing share price of $29.44. With respect to PSUs, vesting is subject to attainment of a threshold of 95% of Board approved 3-year average (2018, 2019, 2020) target Return on Assets (ROA). If threshold is not achieved, all PSUs will be forfeited. If threshold is achieved, PSUs will cliff vest on February 15, 2021. Actual PSUs earned will be based on the 3-year average (2018, 2019, 2020) ROA results, with a stretch opportunity capped at 150% of target. The PSUs were valued based on the probability that the 3-year average (2018, 2019, 2020) ROA will be achieved at 100% of target ROA.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan: # of Unearned Options	Option Exercise Price ($)	Option Expiration Date	# of Shares/ Units of Stock Not Vested		Market Value of Shares/ Units Not Vested ($)	Equity IP: # of Unearned Shares, Units, or Other Rights Not Vested		Equity IP: Market or Payout Value of Unearned Shares, etc. Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Paul K. Yonamine
A. Catherine Ngo	41,493			$14.31	5/2/2022
						5,291	[1]	$128,836
						1,641	[2]	$39,958
						11,270	[3]	$274,425
						2,077	[4]	$50,575
									9,348	[5]	$227,624
						3,397	[6]	$82,717
									10,189	[7]	$248,102
David S. Morimoto	75			$79.00	3/11/2019
						1,000	[8]	$24,350
						2,204	[1]	$53,667
						525	[2]	$12,784
						3,607	[3]	$87,830
						935	[4]	$227,770
									4,206	[5]	$102,416
						1,528	[6]	$37,207
									4,585	[7]	$111,645
David W. Hudson	125			$107.20	6/15/2019
	5,187			$14.31	5/2/2022
	760			$14.77	11/30/2022
						435	[2]	$10,592
						2,984	[3]	$72,660
						550	[4]	$13,393
									2,475	[5]	$60,266
						899	[6]	$21,891
									2,698	[7]	$65,696
Arnold D. Martines	50			$79.00	3/11/2019
						700	[8]	$17,045
						298	[2]	$7,256
						2,050	[3]	$49,918
						2,010	[9]	$48,944
						545	[4]	$13,271
									2,454	[5]	$59,755
						891	[6]	$21,696
									2,674	[7]	$65,112
Blenn A. Fujimoto	15,560			$14.31	5/2/2022
						440[2]		$10,714
						3,024[3]		$73,634
						2,010[9]		$48,944
						557[4]		$13,563
									2,508[5]		$61,070
						911[6]		$22,183
									2,735[7]		$66,585
1.	On August 17, 2015, the Board approved a grant of RSUs to Ms. Ngo and Mr. Morimoto. The award vests in equal annual amounts over a five-year period on August 15 of each year. Number of shares indicated time vest in two remaining installments on August 15 of 2019 and 2020.
2.	On February 15, 2016, the Board approved a stock grant to the NEOs, of which one-third (33.33%) of the grant (RSUs) vests in equal annual amounts over a three-year period on February 15 of each year. Number of shares indicated time vest in one remaining installment on February 15, 2019.
3.	Per “2” above, the remaining two-thirds (66.67%) of the grant (PSUs) cliff vest on February 15, 2019, subject to attainment of 90% (threshold) of Board approved 2018 target return on assets (ROA), with a stretch opportunity up to 150% of award. Amounts shown are the actual number of shares earned based on 2018 ROA results.

4.	On February 15, 2017, the Board approved a stock grant to the NEOs, of which one-third (33.33%) of the grant (RSUs) vests in equal annual amounts over a three-year period on February 15 of each year. Number of shares indicated time vest in two remaining installments on February 15, 2019 and 2020.
5.	Per “4” above, the remaining two-thirds (66.67%) of the grant (PSUs) will cliff vest on February 15, 2020, subject to attainment of 95% (threshold) of Board approved 3-year (2017, 2018, 2019) average Return on Assets (ROA) target, with a stretch opportunity up to 150% of award. Actual shares earned will be based on level of ROA results. Amounts shown are the number of shares that would be earned at the maximum level of performance for 2017, 2018, and 2019.
6.	On February 15, 2018, the Board approved a stock grant to the NEOs, of which one-third (33.33%) of the grant (RSUs) vests in equal annual amounts over a three-year period on February 15 of each year. Number of shares indicated time vest in three remaining installments on February 15, 2019, 2020 and 2021.
7.	Per “6” above, the remaining two-thirds (66.67%) of the grant (PSUs) will cliff vest on February 15, 2021, subject to attainment of 95% (threshold) of Board approved 3-year (2018, 2019, 2020) average Return on Assets (ROA) target, with a stretch opportunity up to 150% of award. Actual shares earned will be based on level of ROA results. Amounts shown are the number of shares that would be earned at the maximum level of performance for 2018, 2019, and 2020.
8.	On May 15, 2014, the Board approved a grant of RSUs to Messrs. Morimoto and Martines. The award vests in equal annual amounts over a five-year period on May 15 of each year. Number of shares indicated time vest in one remaining installment on May 15, 2019.
9.	On November 15, 2016, the Board approved a grant of RSUs to Messrs. Fujimoto and Martines. The award vests in equal annual amounts over a five-year period on November 15 of each year. Number of shares indicated time vest in three remaining installments on November 15 of 2019, 2020 and 2021.

OPTIONS EXERCISED AND STOCK VESTED

None of the NEOs exercised options in 2018. The following are the aggregated stock that vested for the NEOs in 2018.

	Option Awards		Stock Awards
Executive Name	# of Shares Acquired on Exercise	Value Realized on Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
A. Catherine Ngo			11,410	$332,763
David S. Morimoto			4,733	$138,257
David W. Hudson			3,111	$91,588
Arnold D. Martines			3,580	$104,478
Blenn A. Fujimoto			3,900	$113,737

PENSION BENEFITS

The Central Pacific Financial Corp. Defined Benefit Retirement Plan (the “Retirement Plan”) provides retirement benefits for eligible employees based on the employee’s years of credited service and their highest average annual salaries in a 60 consecutive month period of service. The Company froze the Retirement Plan on December 31, 2002 and the benefits under the plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. David S. Morimoto and Blenn A. Fujimoto are participants in the Retirement Plan.

On July 1, 2005, the Company entered into a Supplemental Executive Retirement Plan (“SERP”) agreement with Blenn A. Fujimoto. The SERP was provided in order to retain and promote executive loyalty, diligence, and performance, and support the executive’s economic security during retirement. Mr. Fujimoto’s SERP benefit was subject to a vesting schedule over a ten (10) year period beginning on July 1, 2005, with relatively low vesting increments initially to encourage retention.

As a result of his transfer to Central Pacific HomeLoans on May 1, 2010, Mr. Fujimoto’s SERP benefit was frozen and he no longer continued to accrue benefits under the plan for any additional years of service or increase in average annual salary. Mr. Fujimoto was credited with ten (10) years of service under the plan, which equals the number of years he was actually employed at the Company at that time. For vesting purpose, Mr. Fujimoto was credited with 4 years of service and is 10% vested in the SERP benefit.

The SERP provides for a benefit equal to an annuity payable for life starting at age 65. After twenty (20) years of service, the plan provides a retirement benefit of 65% of the final three-year average of salary and bonus, reduced by other company-funded retirement benefits. Mr. Fujimoto has elected to receive his benefits in equal monthly installments over a period of 10 years. The annuity amount on which the SERP benefit is based is equal to 65% of final average compensation, defined as the average base salary plus annual bonuses paid during the three years prior to termination, multiplied by a fraction the numerator of which is Mr. Fujimoto’s year of benefit service (10 years) and the denominator of which is 20, and reduced by the actuarial equivalent of 50% of the monthly benefit under the Social Security Act and any other retirement benefits provided by the Company. Mr. Fujimoto’s early termination benefit reflects 10% vesting, with 4 years of vesting service.

A summary of benefits under the Retirement Plan for David S. Morimoto and Blenn A. Fujimoto; and benefits under the SERP Agreement for Blenn A. Fujimoto, are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits[1] ($)	Payments During Last Fiscal Year ($)
David S. Morimoto	Central Pacific Financial Corp. Defined Benefit Retirement Plan	11 years	$56,856	$—
Blenn A. Fujimoto	Central Pacific Financial Corp. Defined Benefit Retirement Plan	2.67 years	$45,934	$—
	Central Pacific Financial Corp. Supplemental Executive Retirement Agreement	10 years	$10,770	$—
1.	Present value for the DB Retirement Plan is calculated using a 4.20% discount rate, the same as for the 12/31/2018 financial statement footnote disclosures. Mortality assumption is the 2006 base rates from the RP-2014 mortality study projected generationally from 2006 with Scale MP-2018, post-retirement only, per SEC guidance. The retirement age is assumed to be 62, the earliest unreduced age under the plan. Present value for the SERP is calculated using a 4.00% discount rate, the same as for the 12/31/2018 financial statement footnote disclosures.

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a non-qualified deferred compensation plan that allows employees (including the NEOs) with an annual base salary of $120,000 or greater to defer up to 80% of base pay and/or 100% of annual bonuses and commissions earned for a specified year on a pre-tax basis. The plan does not feature any matching or other contributions from the Company.

A participant is always 100% vested in his or her deferred amounts. Deferred amounts under the Central Pacific Bank Deferred Compensation Plan are subject to adjustment for increase or decrease in value based on hypothetical investment measurement funds in one or more of the available measurement funds chosen by the participant. The participant’s deferred amounts are generally payable beginning on the earliest to occur of (a) a specified time chosen by the participant, (b) the participant’s death, (c) the participant’s disability, (d) a separation from service (either at the time of separation or six (6) months after the separation in the case of a key employee), or (e) an “unforeseeable emergency.” For distributions due to a disability or upon a separation from service due to retirement, the participant may choose to receive deferred amounts as a lump-sum payment or in annual installments over a period not to exceed fifteen (15) years. Distributions for all other events are made in the form of a lump sum.

The Bank’s obligations with respect to the deferred amounts under the Central Pacific Bank Deferred Compensation Plan are payable from its general assets. The assets are at all times subject to the claims of the Company’s general creditors.

Set forth below is information regarding the amounts deferred by or for the benefit of the NEOs in 2018.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Paul K. Yonamine	$0	$0	$0	$0	$0
A. Catherine Ngo	$0	$0	$0	$0	$0
David S. Morimoto	$30,346	$0	$-4,535	$0	$79,913
David W. Hudson	$52,500	$0	$-20,503	$0	$342,633
Arnold D. Martines	$0	$0	$0	$0	$0
Blenn A. Fujimoto	$57,500	$0	$-27,541	$0	$323,474

The table below shows the funds available under the Central Pacific Bank Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2018, as reported by the administrator of the Plan.

Name of Fund	2018 Rate of Return
Fidelity VIP Gov't Money Market - Initial Class	0.83%
Vanguard VIF Short Term Investment Grade	0.94%
Vanguard VIF Total Bond Index	-0.21%
Ivy Funds VIP High Income	-2.11%
Vanguard VIF Diversified Value	-9.12%
Vanguard VIF Equity Income	-5.96%
Vanguard VIF Total Stock Market Index	-5.34%
Vanguard VIF Equity Index	-4.51%
Vanguard VIF Capital Growth	-1.18%
Vanguard VIF Growth	0.20%
Vanguard VIF MidCap Index	-9.33%
Vanguard VIF Small Company Growth	-7.22%
Vanguard VIF International	-12.61%
Vanguard VIF Balanced	-3.41%
Vanguard VIF REIT Index	-5.35%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative and tables below summarize the estimated amounts payable to each NEO under various termination scenarios, assuming they had occurred on December 31, 2018. The Company does not currently maintain employment agreements with any of the NEOs that provide for termination-related compensation. In addition, none of the NEOs employed as of December 31, 2018 were eligible to receive any payments at, following, or in connection with any termination or change-in-control of the Company beyond those available generally to all salaried employees.

Payments Upon Termination for Good Reason, Termination without Cause, or Resignation

None of the NEOs are covered under employment agreements that provide for any additional payments or benefits beyond those generally available to other employees if they terminate their employment for good reason, are terminated by the Company without cause, or they voluntarily resign, assuming a change-in-control has not occurred.

Potential Payments Upon a Change-in-Control

As of December 31, 2018, each of the NEOs held unvested restricted stock units (“RSUs”), granted under the Company’s 2013 Stock Compensation Plan. Under this plan, if a change-in-control occurs, the vesting on all outstanding equity awards will only accelerate for an NEO whose employment also terminates in connection with the change-in-control.

The table below shows the amounts to which each NEO would be entitled upon a change-in-control as of December 31, 2018 assuming: 1) a change-in-control occurs without an associated termination of employment and 2) employment terminates in connection with a change-in-control. These values represent amounts beyond what each NEO would receive upon voluntary termination as of December 31, 2018.

Accelerated Vesting of Equity Awards1

	Change-in-Control	Change-in-Control with Associated Termination
Paul K. Yonamine	—	—
A. Catherine Ngo	—	859,031
David S. Morimoto	—	370,219
David W. Hudson	—	193,331
Arnold D. Martines	—	235,091
Blenn A. Fujimoto	—	244,855
1.	Each of the NEOs shown here held unvested equity as of December 31, 2018. The values shown reflect the intrinsic value of accelerated restricted stock units based on the Company’s closing stock price on December 31, 2018 of $24.35 per share (the last trading day of 2018). The Company’s Chairman and CEO Mr. Yonamine does not currently hold unvested equity due to his October 1, 2018 date of hire, therefore there would be no accelerated vesting of equity awards upon change-in-control.

Payments Upon Termination for Cause

If the Company terminates any NEO’s employment for cause, it will not make any payments or provide any benefits beyond what is generally available to other employees in this termination scenario.

Payments Upon Death or Disability

Upon death or disability, each officer (or the officer’s estate) will receive benefits under the Company’s disability plan or payments under the life insurance plan, as appropriate. These benefits are generally available to all employees of the Company. Aside from these payments, upon death or disability as of December 31, 2018, none of the NEOs would receive accelerated vesting of outstanding equity or any additional payments above what they would otherwise be entitled to receive upon voluntary termination.

CEO PAY RATIO DISCLOSURE

Due to the appointment of Paul K. Yonamine as Chairman and CEO effective October 1, 2018, our CEO total compensation is a combined amount between Mr. Yonamine and Catherine Ngo, President. Mr. Yonamine includes three months (10/1/18 to 12/31/18) of compensation and Ms. Ngo nine months (1/1/18 to 9/30/18).

As required by Item 402(u) of Regulation S-K, as of December 31, 2018, the ratio between our CEO’s total compensation and the total compensation of our median employee was 20.79 to 1. Total compensation for our median employee includes base salary, cash bonus and incentive, company matching contributions to employee savings, and other compensation (i.e., group life insurance imputed income value). Total compensation for Mr. Yonamine and Ms. Ngo includes base salary, restricted stock grants (for Ms. Ngo), non-equity incentive compensation, and other compensation, which includes the matching contributions described above.

Due to two pay increase events in 2018 that impacted a large part of our employee population, we identified a new median employee for 2018, using the same methodology and analysis as we used for 2017. For the period ending December 28, 2018, our median employee’s annual total compensation was $60,464. The annual combined total compensation of Mr. Yonamine, our Chairman and CEO and Ms. Ngo, our President for their respective periods totaled $1,256,895.

We completed the following steps to identify our median employee and to determine the annual total compensation of our median employee and CEO:

1.	As of December 28, 2018, our employee population consisted of approximately 838 individuals, including any full-time, part-time, temporary, or seasonal employees employed, and not on leave of absence, on that date.
2.	To identify the median employee, we used wages from our payroll records for fiscal 2018, excluding our Chairman and CEO and our President. No full-time equivalent adjustments were made for part time employees.
3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
4.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $60,464.

With respect to the annual total compensation of our CEOs, we used the portion of the amounts reported in the “Total” column of the Summary Compensation Table attributable to their respective periods as CEO.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

PROPOSAL 1
ELECTION OF DIRECTORS

The Board recommends the election of the twelve (12) nominees listed below as directors, to serve a one-year term expiring at the 2020 Annual Meeting of Shareholders and until their respective successors are elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office.

Christine H. H. Camp
John C. Dean
Earl E. Fry
Wayne K. Kamitaki
Paul J. Kosasa
Duane K. Kurisu
Christopher T. Lutes
Colbert M. Matsumoto
A. Catherine Ngo
Saedene K. Ota
Crystal K. Rose
Paul K. Yonamine

For more information regarding the background of each of the nominees for director, see the sections titled “ELECTION OF DIRECTORS” and “DIRECTORS’ AND EXECUTIVE OFFICERS’ INFORMATION.” The persons named as “proxy” in the voting instructions or form of proxy provided with these materials will vote the shares represented by all validly returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named above should be unable to serve, the discretionary authority provided in the proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

The election of directors requires a plurality of the votes cast “FOR” the election of the directors by the shares entitled to vote in the election at a meeting at which a quorum is present. Accordingly, the twelve (12) directorships to be filled at the meeting will be filled by the twelve (12) nominees receiving the highest number of “FOR” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL TWELVE (12) NOMINEES.

PROPOSAL 2:
ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is required to submit to shareholders a separate non-binding shareholder vote to approve the compensation of NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material).

This proposal, commonly known as a “Say-On-Pay” proposal permits shareholders to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the shareholders’ vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting will be required for passage of this proposal.

Currently the Say-On-Pay vote, as determined by the Board following a shareholder advisory vote at the 2019 Annual Meeting of Shareholders, is to be held annually. The next scheduled Say-On-Pay vote after the Meeting will occur at the 2020 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PROPOSAL 3:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Previous Independent Registered Public Accounting Firm. On May 16, 2018, the Audit Committee of the Board of Directors of the Company, dismissed KPMG LLP as the Company’s independent registered public accounting firm following a competitive review process of independent registered public accounting firms.

In connection with the audits of the Company’s consolidated financial statements for the two most recent fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through May 16, 2018, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in their reports on such financial statements.

During the audits of the Company’s consolidated financial statements for the two most recent fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through May 16, 2018, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except as described in the next paragraph.

The audit reports of KPMG LLP on the Company’s consolidated financial statements for each of the two most recent fiscal years ended December 31, 2016 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2016 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s report indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria. Such report contained an explanatory paragraph that stated that a material weakness existed as of December 31, 2016 related to the internal controls over the completeness and accuracy of the information used in determining the allowance for loan and lease losses. The Company remediated the material weakness in 2017.

The Company provided KPMG LLP with a copy of the above disclosure and requested that KPMG LLP provide a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the statements made above. A copy of the letter from KPMG LLP dated May 17, 2018 is filed as Exhibit 16.1 to the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on May 17, 2018.

Engagement of New Independent Registered Public Accounting Firm. On May 16, 2018, the Audit Committee made the decision to engage Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

During the Company’s two most recent fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through May 16, 2018, neither the Company, nor anyone on its behalf, consulted with Crowe LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Crowe LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K and the related instructions, respectively).

Ratify Selection of Independent Auditor. The Company is asking its shareholders to ratify the selection of Crowe LLP as its independent registered public accounting firm because it believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Crowe LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Crowe LLP are expected to attend the Meeting. The representatives are expected to be available to respond to appropriate questions and will have an opportunity to make a statement, if they desire to do so.

Services Rendered by and Fees Paid to Independent Registered Public Accounting Firm. The following sections describe the services rendered by each of Crowe LLP and KPMG LLP to the Company, and fees paid by the Company to each of Crowe LLP and KPMG LLP for such services, for the fiscal years ended December 31, 2017 and 2018. KPMG LLP acted as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2017 and performed the Company’s audit services in fiscal year 2017. During the 2018 fiscal year, KPMG LLP acted as the independent registered public accounting firm through May 16, 2018. Effective May 17, 2018, Crowe LLP acted as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2018 and performed the Company’s audit services in fiscal year 2018.

Audit Fees. The audit fees include only fees that are customary under generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and are the aggregate fees the Company incurred for professional services rendered for the audit of the Company’s annual financial statements, the audit of internal controls over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and regulatory and statutory engagements related to the aforementioned statements. Audit fees billed by KPMG LLP were $1,278,000 for the fiscal year ended December 31, 2017. For the fiscal year ended December 31, 2018, audit fees billed by KPMG LLP were $180,000 and audit fees billed by Crowe LLP were $873,000.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are related to the performance of the audit of the financial statements, but are not reported under audit fees. These services include audits of the Company’s retirement plans, internal audit quality assurance reviews and audits of financial statements and internal controls for mortgage banking activities. Audit-related fees billed by KPMG LLP were $159,000 for the fiscal year ended December 31, 2017. For the fiscal year ended December 31, 2018, audit-related fees billed by KPMG LLP were $81,000 and audit-related fees billed by Crowe LLP were $25,000.

Tax Fees. Tax fees include only fees the Company incurred for professional services related to tax consulting. Tax fees billed by KPMG LLP were $5,000 for the fiscal year ended December 31, 2017, and $20,000 for the fiscal year ended December 31, 2018. No tax fees were billed by Crowe LLP for the fiscal years ended December 31, 2017 and December 31, 2018.

All Other Fees. All other fees include the fees billed for services rendered by KPMG LLP and/or Crowe LLP other than those services covered above. For the fiscal years ended December 31, 2017 and December 31, 2018, there were no other fees billed.

The Audit Committee of the Board established a policy in 2003 to pre-approve all services provided by the Company’s independent registered public accounting firm. Each service to be provided by the Company’s independent registered public accounting firm is presented for pre-approval at the Audit Committee’s regular meeting or presented to the Chair of the Audit Committee for pre-approval under delegated authority and presented to the Audit Committee at their next regular meeting. All engagements with KPMG that commenced during 2004 and until the dismissal of KPMG LLP, and all engagements of Crowe LLP that commenced during 2018 and since have been pre-approved in accordance with the pre-approval policy.

The Audit Committee considered whether the provision of audit-related services, tax services, and all other services is compatible with maintaining the independence of Crowe LLP.

The Board has submitted its appointment of Crowe LLP for ratification by the Company’s shareholders. The affirmative vote of the holders of at least a majority of the shares of Common Stock represented and entitled to vote at the Meeting will be required for passage of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be considered for inclusion in the Company’s Proxy Statement and voted on at the Company’s regularly scheduled 2020 Annual Meeting of Shareholders must be received at the Company’s offices at 220 South King Street, Honolulu, Hawaii 96813, Attention: Corporate Secretary, by no later than one hundred twenty (120) calendar days before the first anniversary date of the release of this Proxy Statement, (i.e. by no later than November 9, 2019) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Applicable SEC rules and regulations govern the submission of shareholder proposals and the Company’s consideration of them for inclusion in next year’s proxy statement and form of proxy. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above), but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business 45 days before the first anniversary date of the mailing date of this Proxy Statement (i.e., by no later than January 23, 2020) and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) the Company does not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement (i.e., by January 23, 2020).

The Company’s Bylaws contain procedures that shareholders must follow to present business at a meeting of shareholders if such business is not specified in the Proxy Statement. A shareholder may obtain a copy of these procedures from the Company’s Corporate Secretary. In addition to other applicable requirements, for business to be properly brought before the 2020 Annual Meeting of Shareholders, a shareholder must give notice of the matter to be presented at the Meeting in a proper written form to the Company’s Corporate Secretary. The Corporate Secretary must receive this written notice at the principal offices of the Company not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days prior to the anniversary date of the preceding year’s annual meeting. Shareholder proposals not made in accordance with these requirements may be disregarded by the chairperson of the Meeting.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the form of proxy to vote the shares represented thereby on such matters in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the United States Securities Act of 1933, as amended, or the Exchange Act, as amended, the sections of this Proxy Statement entitled “COMPENSATION COMMITTEE REPORT” and “REPORT OF THE AUDIT COMMITTEE” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Dated: March 8, 2019	CENTRAL PACIFIC FINANCIAL CORP.

Glenn K.C. Ching
Executive Vice President and Corporate Secretary

CENTRAL PACIFIC FINANCIAL CORP.
220 SOUTH KING ST. 22ND FLOOR
HONOLULU, HI 96813
ATTN: GLENN K.C. CHING

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E56601-P16445

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL PACIFIC FINANCIAL CORP.
REVOCABLE PROXY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Christine H. H. Camp
02) John C. Dean
03) Earl E. Fry
04) Wayne K. Kamitaki
05) Paul J. Kosasa
06) Duane K. Kurisu
07) Christopher T. Lutes
08) Colbert M. Matsumoto
09) A. Catherine Ngo
10) Saedene K. Ota
11) Crystal K. Rose
12) Paul K. Yonamine

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof shall be voted by the proxy holders in accordance with the recommendation of the Board.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders
Friday, April 26, 2019
11:00 a.m.

Central Pacific Financial Corp.'s Proxy Statement and Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 2018 are available at www.proxyvote.com.

E56602-P16445

CENTRAL PACIFIC FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS APRIL 26, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING ON APRIL 26, 2019.

The shares of stock held in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" the election of the Board's nominees for director, and "FOR" proposals 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Glenn K.C. Ching, Sara Coes, and Hollie Amano, each alone with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

For those participants in the Central Pacific Bank 401(k) Retirement Savings Plan (the "Plan"), you hereby direct the Vanguard Fiduciary Trust Company (the "Trustee"), as Trustee of the Plan, to vote at the Annual Meeting of Shareholders of Central Pacific Financial Corp. (the "Company") as indicated on the reverse side of this card, all shares allocated to your account in the Plan. The Trustee will vote these shares as you direct. If you do not vote or if your card is not received by the deadline below or if your card is received but the voting instructions are invalid, then the Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This voting instruction card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. This card must be returned by 11:59 P.M. Eastern Time on April 25, 2019, or, for Plan participants, by 11:59 P.M. Eastern Time on April 23, 2019 for your voting instructions to be honored.

The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

Continued and to be signed on reverse side